Execution Version

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED FACILITY AGREEMENT

Dated as of July 15, 2020

Amending that certain

SECOND AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT

dated as of August 7, 2018
among

INTERFACE, INC.
and
CERTAIN SUBSIDIARIES OF THE COMPANY,
as Borrowers,

CERTAIN SUBSIDIARIES OF THE COMPANY,
as the Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent, Domestic Swing Line Lender and L/C Issuer,

BANK OF AMERICA, N.A., AUSTRALIAN BRANCH,
as Australian Swing Line Lender

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED,
as European Swing Line Lender

and

THE OTHER LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.,
PNC BANK, NATIONAL ASSOCIATION
and
REGIONS BANK,
as Co-Syndication Agents,

and

MUFG UNION BANK, N.A.,
TRUIST BANK, (formerly known as Branch Banking and Trust Company, and as successor by merger to SunTrust Bank)
and
TD BANK, N.A.,
as Co-Documentation Agents

CHAR1\1735279v7

Arranged By:
BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
PNC CAPITAL MARKETS, LLC
and
REGIONS CAPITAL MARKETS, a division of Regions Bank,
as Joint Lead Arrangers and Joint Bookrunners

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT (this “Amendment”), dated as of July 15, 2020 (the “Second Amendment Effective Date”) is entered into by and among INTERFACE, INC., a Georgia corporation (the “Company”), certain Subsidiaries of the Company party hereto as Designated Borrowers (together with the Company, the “Borrowers” and each a “Borrower”), the Guarantors party hereto, the Lenders party hereto, BANK OF AMERICA, N.A., in its capacities as Administrative Agent, Domestic Swing Line Lender and L/C Issuer.

RECITALS

WHEREAS, the Borrowers, the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Domestic Swing Line Lender and L/C Issuer, entered into that certain Second Amended and Restated Syndicated Credit Facility Agreement dated as of August 7, 2018 (as amended, modified, supplemented or extended from time to time, including by that certain First Amendment to Second Amended and Restated Syndicated Facility Agreement, dated as of December 18, 2019, the “Existing Facility Agreement” and as amended by this Amendment, the “Amended Facility Agreement”); and

WHEREAS, the Loan Parties have requested certain amendments to the Existing Facility Agreement and the Lenders, by act of the Required Lenders, have agreed to such amendments, subject to the terms hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Introductory Paragraph and Recitals. The above introductory paragraph and recitals of this Amendment are incorporated herein by reference as if fully set forth herein.

2.    Definitions. Capitalized terms used herein (including in the recitals hereof) and not otherwise defined herein shall have the meanings provided in the Amended Facility Agreement.

3.    Amendments to Facility Agreement.

1.01    The Existing Facility Agreement is hereby amended and restated in its entirety to read in the form attached hereto as Annex A. Except as provided in clauses (b) and (c) below in this Section 3, none of the Schedules or the Exhibits to the Existing Facility Agreement are being amended in connection with this Amendment.
1.02    Parts 2 and 3 of Schedule 2.01 to the Existing Facility Agreement are each hereby amended to read in the form of Parts 2 and 3 to Schedule 2.01 attached hereto.
1.03    Exhibits 1.02 and 2.02 to the Existing Facility Agreement are each hereby amended and restated in their entireties to read in the forms of Exhibits 1.02 and 2.02 attached hereto.
4.    Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions precedent:

(a)    receipt by the Administrative Agent of counterparts of this Amendment duly executed by the Company, each Designated Borrower, each Guarantor, the Required Lenders and the Administrative Agent;
(b)    receipt by the Administrative Agent of a certificate of the Secretary or Assistant Secretary of the Company, (i) certifying that there has been no change to its Organization Documents since the date such Organization Documents were most recently certified to the Administrative Agent, (ii) attaching resolutions of the Company’s governing body, authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party and certifying the name, title and true signature of each officer of the Company executing the Loan Documents to which it is a party (or certifying that there has been no change to the incumbency certificate since the date such incumbency certificate was last certified to the Administrative Agent) and (iii) attaching a certificate of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of the Company;
(c)    with respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, receipt by each Lender of a Beneficial Ownership Certification in relation to such Borrower at least three (3) Business Days prior to the Second Amendment Effective Date, to the extent requested by such Lender at least five (5) Business Days prior to the Second Amendment Effective Date;
(d)    payment by the Company of the reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, including without limitation, the reasonable and documented fees and expenses of Moore & Van Allen PLLC, in connection with the preparation and negotiation of this Amendment; and
(e)    receipt (i) by BofA Securities, Inc., for the account of each Lender that delivers a signature page to this Amendment prior to the Second Amendment Effective Date, of a consent fee in an amount equal to 0.125% of the sum of (x) such Lender’s Multicurrency Revolving Commitment plus (y) such Lender’s portion of the outstanding principal amount of the Term Loans held by such Lender, in each case, immediately prior to the Second Amendment Effective Date and (ii) by BofA Securities, Inc. of any other fees required to be paid on or before the Second Amendment Effective Date in connection with the consummation of the transactions contemplated hereby.
5.    Reallocation and Restatement of Loans and Commitments. As of the date of this Amendment, (a) the Term Loan A-1 (as defined in the Existing Facility Agreement) outstanding under the Existing Facility Agreement immediately prior to the effectiveness of this Amendment shall be reallocated on a ratable basis among the applicable Lenders holding the Term Loan A-1 immediately prior to giving effect to this Amendment so that, after giving effect to this Amendment, the applicable Lenders holding the Term Loan A-1 immediately prior to giving effect to this Amendment will instead be deemed to hold, as of the Second Amendment Effective Date, the portion of the Term Loan A-1-X and the Term Loan A-1-Y set forth on Schedule 2.01 attached hereto (with such Term Loan A-1-X and such Term Loan A-1-Y replacing the Term Loan A-1) and (b) the Term Loan A-2 (as defined in the Existing Facility Agreement) outstanding under the Existing Facility Agreement immediately prior to the effectiveness of this Amendment shall be reallocated on a ratable basis among the applicable Lenders holding the Term Loan A-2 immediately prior to giving effect to this Amendment so that, after giving effect to this Amendment, the applicable Lenders holding the Term Loan A-2 immediately prior to giving effect to this Amendment will instead be deemed to hold, as of the Second Amendment Effective Date, the portion of the Term Loan A-2-X and the Term Loan A-2-Y set forth on Schedule 2.01 attached hereto (with such Term Loan A-2-X and such Term Loan A-2-Y replacing the Term Loan A-2). The parties hereto agree that the Company, the Lenders and the Administrative Agent shall give effect to such reallocation pursuant to the terms of this Amendment without the necessity of any Assignment and Assumption to effectuate the modifications to the Term Loan A-1 and the Term Loan A-1 Commitments and the Term Loan A-2 and the Term Loan A-2 Commitments as contemplated in this Amendment. To the extent that reallocation of the Term Loan A-1 and Term Loan A-2 results in any breakage costs for which the Company otherwise would be required to reimburse the applicable Lenders pursuant to Section 3.05 of the Existing Facility Agreement, each applicable Lender hereby waives the requirement for payment of such breakage costs pursuant to Section 3.05 of the Existing Facility Agreement.

6.    Miscellaneous.

(a)    This Amendment shall be deemed to be, and is, a Loan Document.

(b)    Effective as of the Second Amendment Effective Date, all references to the Facility Agreement in each of the Loan Documents shall hereafter mean the Amended Facility Agreement.

(c)    Each of the Loan Parties hereby (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) ratifies and affirms its obligations under the Loan Documents, (iii) agrees that (A) its obligations under each of the Loan Documents to which it is party shall remain in full force and effect according to their terms and (B) this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Existing Facility Agreement or the other Loan Documents and (iv) affirms the Liens created and granted in the Loan Documents in favor of the Administrative Agent for the benefit of the holders of the Obligations and agrees that this Amendment does not adversely affect or impair such Liens and security interests in any manner.

(d)    Each of the Loan Parties hereby represents and warrants to the Administrative Agent and the Lenders that (i) such Loan Party, as applicable, has taken all necessary action to authorize the execution, delivery and performance of this Amendment, (ii) this Amendment has been duly executed and delivered by such Loan Party, as applicable, and constitutes such Loan Party’s legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, (iii) the representations and warranties of each Loan Party contained in the Amended Facility Agreement or any other Loan Document to which such Loan Party is a party are true and correct in all material respects (other than a representation or warranty qualified by materiality or a Material Adverse Effect, which representation and warranty is true and correct in all respects) on and as of the Second Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (other than a representation or warranty qualified by materiality or a Material Adverse Effect, which representation and warranty is true and correct in all respects) as of such earlier date and (iv) as of the Second Amendment Effective Date, no Default or Event of Default exists or will result from this Amendment and the transactions contemplated hereby.

(e)    This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. Subject to Section 11.17 of the Amended Facility Agreement, this Amendment may be in the form of an Electronic Record (as defined in the Amended Facility Agreement) and may be executed using Electronic Signatures (as defined in the Amended Facility Agreement), including facsimile and .pdf, and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record.

(f)    THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF GEORGIA.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

COMPANY:	INTERFACE, INC., a Georgia corporation

By:/s/ Bruce A. Hausmann
Name: Bruce A. Hausmann
Title: Vice President and Chief Financial Officer

DESIGNATED BORROWERS:
INTERFACE EUROPE B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Scherpenzeel, the Netherlands, and its office at Industrielaan 15, 3925BD Scherpenzeel, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 09064240

By:/s/ Daniëlle Verschuur
Name: Daniëlle Verschuur
Title: Director A

INTERFACE EUROPEAN MANUFACTURING B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Scherpenzeel, the Netherlands, and its office at Industrielaan 15, 3925BD Scherpenzeel, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 50970364

By:/s/ Daniëlle Verschuur
Name: Daniëlle Verschuur
Title: Director A

INTERFACE AUST PTY LIMITED, a company organized under the laws of New South Wales, Australia

By:/s/ Bruce A. Hausmann
Name: Bruce A. Hausmann
Title:     Attorney

INTERFACE AUST. HOLDINGS PTY LIMITED, a company organized under the laws of Queensland, Australia

By:/s/ Bruce A. Hausmann
Name:Bruce A. Hausmann
Title:     Attorney

INTERFACE EURASIA HOLDINGS S.À R.L., Société à responsabilité limitée
Registered office: 26, boulevard de Kockelscheuer, L - 1821 Luxembourg

By:/s/ Keith Armstrong

Name: Keith Armstrong
Title:     Category A Manager

GUARANTORS:            FLOR, INC., a Georgia corporation
INTERFACE AMERICAS, INC., a Georgia corporation
INTERFACEFLOR, LLC, a Georgia limited liability company
INTERFACE OVERSEAS HOLDINGS, INC.,
a Georgia corporation
NORA SYSTEMS, INC., a Delaware corporation

By:/s/ Matt Benkert
Name: Matt Benkert
Title: Vice President and Assistant Treasurer

INTERFACESERVICES, INC., a Georgia corporation

By:/s/ Matt Benkert
Name: Matt Benkert
Title: Treasurer

INTERFACE AMERICAS HOLDINGS, LLC,
a Georgia limited liability company

By:     Interface, Inc., its Manager

By: /s/ Matt Benkert
Name: Matt Benkert
Title:    Vice President – Assistant Treasurer

INTERFACE REAL ESTATE HOLDINGS, LLC,
a Georgia limited liability company

By:    Interface, Inc., its Manager

By: /s/ Matt Benkert
Name:    Matt Benkert
Title:    Vice President – Assistant Treasurer

ADMINISTRATIVE AGENT:            BANK OF AMERICA, N.A., as Administrative Agent

By:/s/ Maurice E. Washington
Name:    Maurice E. Washington
Title:    Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Domestic Swing Line Lender

By:/s/ Ryan Maples
Name:    Ryan Maples
Title:    Senior Vice President

2
CHAR1\1735279v7

JPMORGAN CHASE BANK N.A
as a Lender

By:/s/ Kody J. Nerios
Name: Kody J. Nerios
Title: Authorized Officer

INTERFACE, INC.
SECOND AMENDMENT TO FACILITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION
as a Lender

By:/s/ Brandon K. Fiddler
Name: Brandon K. Fiddler
Title: Senior Vice President

INTERFACE, INC.
SECOND AMENDMENT TO FACILITY AGREEMENT

REGIONS BANK,
as a Lender

By:/s/ Adam Muhib
Name: Adam Muhib
Title: Director

INTERFACE, INC.
SECOND AMENDMENT TO FACILITY AGREEMENT

MUFG UNION BANK, N.A.
as a Lender

By:/s/ Yao Wong
Name: Yao Wong
Title: Vice President

INTERFACE, INC.
SECOND AMENDMENT TO FACILITY AGREEMENT

TRUIST BANK (FORMERLY KNOWN AS BRANCH BANKING AND TRUST COMPANY, AND AS SUCCESSOR BY MERGER TO SUNTRUST BANK),
as a Lender

By:/s/ Max N Greer III
Name: Max N Greer III
Title: Senior Vice President

INTERFACE, INC.
SECOND AMENDMENT TO FACILITY AGREEMENT

TD BANK, N.A
as a Lender

By:/s/ Craig Welch
Name: Craig Welch
Title: Senior Vice President

INTERFACE, INC.
SECOND AMENDMENT TO FACILITY AGREEMENT

U.S. BANK NATIONAL ASSOCIATION
as a Lender

By:/s/ Sean P Walters
Name: Sean P Walters
Title: Vice President

INTERFACE, INC.
SECOND AMENDMENT TO FACILITY AGREEMENT

BARCLAYS BANK PLC,
as a Lender

By:/s/ Sean Duggan
Name: Sean Duggan
Title: Vice President

INTERFACE, INC.
SECOND AMENDMENT TO FACILITY AGREEMENT

SYNOVUS BANK
as a Lender

By:/s/ Blake Gober
Name: Blake Gober
Title: Middle Market Banker

INTERFACE, INC.
SECOND AMENDMENT TO FACILITY AGREEMENT

CITIBANK, N.A.,
as a Lender

By:/s/ Janet S. Miles
Name: Janet S. Miles
Title: Vice President

INTERFACE, INC.
SECOND AMENDMENT TO FACILITY AGREEMENT

2. Term Loan A-1-X and Term Loan A-1-Y outstanding on the Second Amendment Effective Date.

Lenders	Portion of Term Loan A-1-X Outstanding	Applicable Percentage of Term Loan A-1-X
Bank of America, N.A.	$19,022,133.37	19.022133370%
JPMorgan Chase Bank, N.A.	$11,127,948.02	11.127948020%
PNC Bank, National Association	$15,208,910.55	15.208910550%
Regions Bank	$12,284,120.06	12.284120060%
MUFG Union Bank, N.A.	$8,774,371.47	8.774371470%
Truist Bank (formerly known as Branch Banking and Trust Company)	$8,774,371.47	8.774371470%
Truist Bank (successor by merger to SunTrust Bank)	$8,774,371.47	8.774371470%
TD Bank, N.A.	$8,774,371.47	8.774371470%
U.S. Bank National Association	$4,679,664.78	4.679664780%
Barclays Bank PLC	--	--
Synovus Bank	$2,579,737.34	2.579737340%
Citibank, N.A.	--	--
Total:	$100,000,000.00	100.000000000%

CHAR1\1735279v7

Lenders	Portion of Term Loan A-1-Y Outstanding	Applicable Percentage of Term Loan A-1-Y
Bank of America, N.A.	$9,183,553.06	19.022133280%
JPMorgan Chase Bank, N.A.	$5,372,378.59	11.127948070%
PNC Bank, National Association	$7,342,595.84	15.208910510%
Regions Bank	$5,930,558.19	12.284120050%
MUFG Union Bank, N.A.	$4,236,113.00	8.774371482%
Truist Bank (formerly known as Branch Banking and Trust Company)	$4,236,113.00	8.774371482%
Truist Bank (as successor by merger to SunTrust Bank)	$4,236,113.00	8.774371482%
TD Bank, N.A.	$4,236,113.00	8.774371482%
U.S. Bank National Association	$2,259,260.27	4.679664797%
Barclays Bank PLC	--	--
Synovus Bank	$1,245,452.05	2.579737356%
Citibank, N.A.	--	--
Total:	$48,278,250.00	100.000000000%

CHAR1\1735279v7

3. Term Loan A-2-X and Term Loan A-2-Y outstanding on the Second Amendment Effective Date.

Lenders	Portion of Term Loan A-2-X Outstanding	Applicable Percentage of Term Loan A-2-X
Bank of America, N.A.	$28,533,200.04	19.022133360%
JPMorgan Chase Bank, N.A.	$16,691,922.03	11.127948020%
PNC Bank, National Association	$22,813,365.83	15.208910550%
Regions Bank	$18,426,180.09	12.284120060%
MUFG Union Bank, N.A.	$13,161,557.21	8.774371473%
Truist Bank (formerly known as Branch Banking and Trust Company)	$13,161,557.21	8.774371473%
Truist Bank (as successor by merger to SunTrust Bank)	$13,161,557.21	8.774371473%
TD Bank, N.A.	$13,161,557.21	8.774371473%
U.S. Bank National Association	$7,019,497.17	4.679664780%
Barclays Bank PLC	--	--
Synovus Bank	$3,869,606.00	2.579737333%%
Citibank, N.A.	--	--
Total:	$150,000,000.00	100.000000000%

CHAR1\1735279v7

Lenders	Portion of Term Loan A-2-Y Outstanding	Applicable Percentage of Term Loan A-2-Y
Bank of America, N.A.	$35,777,066.24	19.022133380%
JPMorgan Chase Bank, N.A.	$20,929,583.75	11.127948030%
PNC Bank, National Association	$28,605,109.07	15.208910550%
Regions Bank	$23,104,126.56	12.284120060%
MUFG Union Bank, N.A.	$16,502,947.54	8.774371470%
Truist Bank (formerly known as Branch Banking and Trust Company)	$16,502,947.54	8.774371470%
Truist Bank (as successor by merger to SunTrust Bank)	$16,502,947.54	8.774371470%
TD Bank, N.A.	$16,502,947.54	8.774371470%
U.S. Bank National Association	$8,801,572.01	4.679664778%
Barclays Bank PLC	--	--
Synovus Bank	$4,852,002.21	2.579737326%
Citibank, N.A.	--	--
Total:	$188,081,250.00	100.000000000%

CHAR1\1735279v7

EXHIBIT 1.02

[FORM OF] NOTICE OF LOAN PREPAYMENT
TO:        Bank of America, N.A., as Administrative Agent

RE:
Second Amended and Restated Syndicated Facility Agreement dated as of August 7, 2018 (as amended, modified, supplemented, increased and extended from time to time, the “Facility Agreement”) among Interface, Inc., a Georgia corporation (the “Company”), the Designated Borrowers identified therein, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Facility Agreement.

DATE:        [Date]
The undersigned Borrower hereby notifies the Administrative Agent that on _____________ pursuant to the terms of Section 2.05(a) of the Facility Agreement, such Borrower intends to prepay the following Loans as more specifically set forth below:

Voluntary prepayment of [Multicurrency Revolving Loans] [the Term Loan [A-1-X][A-1-Y][A-2-X][A-2-Y][A-3][A-4]] [[Domestic][Australian][European] Swing Line Loans] in the following amount(s):

Eurocurrency Rate Loans: $
Applicable Interest Period:

Base Rate Loans: $

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[APPLICABLE BORROWER]

By:
Name:

Title:

CHAR1\1735279v7

EXHIBIT 2.02

[FORM OF] LOAN NOTICE

Date: ___________, 20___
To:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Syndicated Facility Agreement dated as of August 7, 2018 (as amended, modified, supplemented, increased and extended from time to time, the “Facility Agreement”) among Interface, Inc., a Georgia corporation (the “Company”), the Designated Borrowers identified therein, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Facility Agreement.

The undersigned hereby requests (select one):

A Borrowing of a Multicurrency Revolving Loan

A conversion or continuation of [the Term Loan [A-1-X][A-1-Y][A-2-X][A-2-Y][A-3][A-4]] [a Multicurrency Revolving Loan]

1.    On                      (a Business Day).

2.    In the amount of [$]            .

3.    In the following currency: ___________________.

4.    Comprised of                             .

            [Type of Loan requested]

5.    For Eurocurrency Rate Loans: with an Interest Period of      month[s].

6.	On behalf of ____________________________ [insert name of applicable Designated Borrower].

The Borrowing, if any, requested herein complies with Section 2.01(b), (c), (d) or (e), as applicable, or the proviso to the first sentence of Section 2.01(a), as applicable, of the Facility Agreement. The Company hereby represents and warrants that each of the conditions set forth in Section 5.02 of the Facility Agreement have been satisfied on and as of the date of such Borrowing.

INTERFACE, INC., a Georgia corporation

By:
Name:

CHAR1\1735279v7

Title:

CHAR1\1735279v7

ANNEX A TO SECOND AMENDMENT TO SECOND AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT

DEAL CUSIP: 45866GAK8
REVOLVER CUSIP: 45866GAL6
TERM LOAN A-1-X CUSIP: 45866GAM4
TERM LOAN A-1-Y CUSIP: 45866GAR3
TERM LOAN A-2-X CUSIP: 45866GAN2
TERM LOAN A-2-Y CUSIP: 45866GAS1
TERM LOAN A-3 CUSIP: 45866GAP7
TERM LOAN A-4 CUSIP: 45866GAQ5

SECOND AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT

dated as of August 7, 2018
among

INTERFACE, INC.
and
CERTAIN SUBSIDIARIES OF THE COMPANY,
as Borrowers,

CERTAIN SUBSIDIARIES OF THE COMPANY,
as the Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent, Domestic Swing Line Lender and L/C Issuer,

BANK OF AMERICA, N.A., AUSTRALIAN BRANCH,
as Australian Swing Line Lender

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED,
as European Swing Line Lender

and

THE OTHER LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.,
PNC BANK, NATIONAL ASSOCIATION
and
REGIONS BANK,
as Co-Syndication Agents,

and

CHAR1\1736032v7

MUFG UNION BANK, N.A.,
TRUIST BANK (FORMERLY KNOWN AS BRANCH BANKING AND TRUST COMPANY AND AS SUCCESSOR BY MERGER TO SUNTRUST BANK)
and
TD BANK, N.A.,
as Co-Documentation Agents

Arranged By:

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,
JPMORGAN CHASE BANK, N.A.,
PNC CAPITAL MARKETS, LLC
and
REGIONS CAPITAL MARKETS, a division of Regions Bank,
as Joint Lead Arrangers and Joint Bookrunners

CHAR1\1736032v7

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

1.01	Defined Terms 1

1.02	Other Interpretive Provisions 46

1.03	Accounting Terms; Changes in GAAP; Calculation of Financial Covenants on a Pro Forma Basis; Limited Condition Acquisitions 47

1.04	Rounding 49

1.05	Times of Day; Rates 49

1.06	Letter of Credit Amounts 49

1.07	Exchange Rates; Currency Equivalents 50

1.08	Additional Alternative Currencies 50

1.09	Change of Currency 51

1.10	Limitation on Obligations of Designated Borrowers 52

1.11	Code of Banking Practice 52

1.12	Luxembourg Terms 52

ARTICLE II THE REVOLVING COMMITMENTS AND CREDIT EXTENSIONS	52

2.01	Multicurrency Revolving Loans and Term Loans 52

2.02	Borrowings, Conversions and Continuations of Loans 53

2.03	Letters of Credit 55

2.04	Swing Line Loans 64

2.05	Prepayments 68

2.06	Termination or Reduction of Commitments 71

2.07	Repayment of Loans 71

2.08	Interest 72

i
CHAR1\1736032v7

2.09	Fees 74

2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate 74

2.11	Evidence of Debt 75

2.12	Payments Generally; Administrative Agent’s Clawback 75

2.13	Sharing of Payments by Lenders 77

2.14	Cash Collateral 78

2.15	Defaulting Lenders 79

2.16	Designated Borrowers 81

2.17	Joint and Several Liability of Designated Borrowers 82

2.18	Designated Lender 82

2.19	Incremental Facilities 83

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	85

3.01	Taxes 85

3.02	Illegality 89

3.03	Inability to Determine Rates 90

3.04	Increased Costs 90

3.05	Compensation for Losses 92

3.06	Mitigation of Obligations; Replacement of Lenders 93

3.07	Successor LIBOR 93

3.08	Survival 95

3.09	Withholding Taxes 95

ARTICLE IV GUARANTY	95

4.01	The Guaranty 95

4.02	Obligations Unconditional 96

CHAR1\1736032v7

4.03	Reinstatement 97

4.04	Certain Additional Waivers 97

4.05	Remedies 97

4.06	Rights of Contribution 97

4.07	Guarantee of Payment; Continuing Guarantee 98

4.08	Keepwell 98

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	98

5.01	Restatement Date 98

5.02	Conditions to all Credit Extensions 98

ARTICLE VI REPRESENTATIONS AND WARRANTIES	99

6.01	Existence, Qualification and Power 99

6.02	Authorization; No Contravention 99

6.03	Governmental Authorization; Other Consents 100

6.04	Binding Effect 100

6.05	Financial Statements; No Material Adverse Effect 100

6.06	Litigation 100

6.07	No Default 101

6.08	Ownership of Property; Liens 101

6.09	Environmental Compliance 101

6.10	Insurance 102

6.11	Taxes 102

6.12	ERISA Compliance 102

6.13	Subsidiaries 103

6.14	Margin Regulations; Investment Company Act 103

CHAR1\1736032v7

6.15	Disclosure 103

6.16	Compliance with Laws 104

6.17	Intellectual Property; Licenses, Etc 104

6.18	Solvency 104

6.19	Perfection of Security Interests in the Collateral 104

6.20	Business Locations; Taxpayer Identification Number 104

6.21	OFAC; Anti-Money Laundering Laws; Patriot Act; FCPA 105

6.22	Labor Relations 105

6.23	Representations as to Designated Borrowers 106

6.24	Luxembourg Specific Representations 107

6.25	EEA Financial Institution 107

ARTICLE VII AFFIRMATIVE COVENANTS	107

7.01	Financial Statements 108

7.02	Certificates; Other Information 108

7.03	Notices 110

7.04	Payment of Taxes 111

7.05	Preservation of Existence, Etc 111

7.06	Maintenance of Properties 111

7.07	Maintenance of Insurance 111

7.08	Compliance with Laws 112

7.09	Books and Records 112

7.10	Inspection Rights 112

7.11	Use of Proceeds 113

7.12	Additional Guarantors 113

CHAR1\1736032v7

7.13	Pledged Assets 114

7.14	Material Contractual Obligations 116

7.15	Approvals and Authorizations 116

7.16	Anti-Corruption Laws 116

7.17	Australian PPSA Provisions 116

ARTICLE VIII NEGATIVE COVENANTS	117

8.01	Liens 117

8.02	Investments 119

8.03	Indebtedness 120

8.04	Fundamental Changes 122

8.05	Dispositions 123

8.06	Junior Payments 123

8.07	Change in Nature of Business 125

8.08	Transactions with Affiliates 125

8.09	Burdensome Agreements 125

8.10	Use of Proceeds 126

8.11	Financial Covenants 126

8.12	Amendments to Additional Indebtedness 127

8.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity 128

8.14	Ownership of Subsidiaries 128

8.15	Sale Leasebacks 128

8.16	Sanctions 128

8.17	Anti-Corruption Laws 128

v
CHAR1\1736032v7

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES	128

9.01	Events of Default 128

9.02	Remedies Upon Event of Default 130

9.03	Application of Funds 131

ARTICLE X ADMINISTRATIVE AGENT	132

10.01	Appointment and Authority 132

10.02	Rights as a Lender 133

10.03	Exculpatory Provisions 133

10.04	Reliance by Administrative Agent 134

10.05	Delegation of Duties 134

10.06	Resignation of Administrative Agent 135

10.07	Non-Reliance on Administrative Agent and Other Lenders 136

10.08	No Other Duties; Etc 136

10.09	Administrative Agent May File Proofs of Claim 136

10.10	Collateral and Guaranty Matters 137

10.11	Secured Cash Management Agreements and Secured Hedge Agreements 137

10.12	Appointment of Company 138

10.13	ERISA Matters 138

ARTICLE XI MISCELLANEOUS	139

11.01	Amendments, Etc 139

11.02	Notices; Effectiveness; Electronic Communications 141

11.03	No Waiver; Cumulative Remedies; Enforcement 143

11.04	Expenses; Indemnity; Damage Waiver 144

11.05	Payments Set Aside 145

CHAR1\1736032v7

11.06	Successors and Assigns 146

11.07	Treatment of Certain Information; Confidentiality 150

11.08	Right of Setoff 151

11.09	Interest Rate Limitation 151

11.10	Counterparts; Integration; Effectiveness 151

11.11	Survival of Representations and Warranties 152

11.12	Severability 152

11.13	Replacement of Lenders 152

11.14	Governing Law; Jurisdiction; Etc 153

11.15	Waiver of Jury Trial 154

11.16	No Advisory or Fiduciary Responsibility 154

11.17	Electronic Execution of Assignments and Certain Other Documents 155

11.18	Subordination of Intercompany Indebtedness 155

11.19	USA PATRIOT Act Notice 156

11.20	Judgment Currency 156

11.21	Certain Representations of the Arranger and the Lenders 156

11.22	Amendment and Restatement 157

11.23	Acknowledgement and Consent to Bail-In of EEA Financial Institution 158

CHAR1\1736032v7

SCHEDULES
2.01        Commitments and Applicable Percentages
2.16        Designated Borrowers
6.13        Subsidiaries
6.17        IP Rights
6.20-1        Locations of Real Property
6.20-2        Location of Chief Executive Office, Taxpayer Identification Number, Etc.
6.20-3        Legal Name and State of Formation
6.20-4        Changes in Legal Name, State of Formation and Structure
8.01        Liens
8.02        Investments
8.03        Indebtedness
11.02        Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
1.01        Form of Administrative Questionnaire
1.02        Form of Notice of Loan Prepayment
2.02        Form of Loan Notice
2.04        Form of Swing Line Loan Notice

2.11	Form of Note
2.16-1        Form of Designated Borrower Request and Assumption
2.16-2        Form of Designated Borrower Notice
3.01(e)-1-4    Forms of U.S. Tax Compliance Certificates
7.02(b)        Form of Compliance Certificate
7.12        Form of Guarantor Joinder Agreement
9.03        Form of Secured Party Designation Notice
11.06(b)    Form of Assignment and Assumption

SECOND AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
This SECOND AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT is entered into as of August 7, 2018 among Interface, Inc., a Georgia corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.16 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Domestic Swing Line Lender and L/C Issuer.
WHEREAS, the Company, certain Subsidiaries of the Company party thereto, the Guarantors identified therein, certain of the Lenders and the Administrative Agent are parties to an Amended and Restated Syndicated Facility Agreement dated as of August 8, 2017 (as amended or modified to date, the “Existing Facility Agreement”); and
WHEREAS, at the request of the Borrowers, the parties hereto agree that the Existing Facility Agreement shall be and hereby is amended and restated in its entirety as set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business, division or operating group of, another Person or (b) at least a majority of the Voting Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person.
“Additional Indebtedness” has the meaning specified in Section 8.03.
“Adjustment” has the meaning specified in Section 3.07.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders in writing.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit 1.01 or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Fee Letter” means the fee letter dated as of the Signing Date between the Company and Bank of America.
“Aggregate Multicurrency Revolving Commitments” means the Multicurrency Revolving Commitments of all the Lenders. The amount of the Aggregate Multicurrency Revolving Commitments in effect on the Signing Date is Three Hundred Million Dollars ($300,000,000).
“Agreement” means this Second Amended and Restated Syndicated Facility Agreement.
“Agreement Currency” has the meaning specified in Section 11.20.
“Alternative Currency” means each Non-LIBOR Quoted Currency and each LIBOR Quoted Currency; provided, however, (a) Alternative Currency shall not include Dollars and (b) that if the interest rate with respect to any Alternative Currency becomes unavailable for any reason, such Alternative Currency shall not be considered an Alternative Currency hereunder until such time as an interest rate with respect to such Alternative Currency is agreed upon by the Company and the appropriate Lenders in accordance with the terms hereof.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“AML/CTF Act” means the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth).
“Anti-Money Laundering Laws” has the meaning specified in Section 6.21(b).
“Applicable Currency” means Dollars or any Alternative Currency that bears interest at a rate based on an Applicable Reference Rate, as applicable.
“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Multicurrency Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Multicurrency Revolving Commitments represented by such Lender’s Multicurrency Revolving Commitment at such time, provided that if the commitment of each Lender to make Multicurrency Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Multicurrency Revolving Commitments have expired, then the Applicable Percentage of each Lender with respect to such Lender’s Multicurrency Revolving Commitment shall be determined based on the Applicable Percentage of such Lender with respect to such Lender’s Multicurrency Revolving Commitment most recently in effect, giving effect to any subsequent assignments, (b) with respect to such Lender’s Term Loan Commitment at any time, the percentage (carried out to the ninth decimal place) of the applicable Term Loan Commitments of all the Lenders represented by the applicable Term Loan Commitment of such Lender at such time and (c) with respect to such Lender’s portion of a Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of such Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.19, as applicable. The Applicable Percentages shall be subject to adjustment as provided in Section 2.15.
“Applicable Rate” means the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Net Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans	Multicurrency Commitment Fee

1	< 2.25:1.00	1.250%	0.250%	0.200%
2	> 2.25:1.00 but < 2.75:1.00	1.500%	0.500%	0.250%
3	> 2.75:1.00 but < 3.25:1.00	1.750%	0.750%	0.300%
4	> 3.25:1.00 but < 3.75:1.00	2.000%	1.000%	0.375%
5	> 3.75:1.00 but < 4.25:1.00	2.250%	1.250%	0.375%
6	> 4.25:1.00 but < 4.75:1.00	2.500%	1.500%	0.400%
7	> 4.75:1.00	3.000%	2.000%	0.400%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 7.02(b) whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Restatement Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the first fiscal quarter ending after the Restatement Date shall be determined based upon the Consolidated Net Leverage Ratio recomputed as of the end of the period of the four fiscal quarters most recently ended prior to the Restatement Date for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the Transactions on a Pro Forma Basis. The Applicable Rate in effect from the Second Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the first fiscal quarter ending after the Second Amendment Effective Date shall be determined based upon Pricing Tier 3. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Applicable Reference Rate” means, for any Eurocurrency Rate Loan denominated in any LIBOR Quoted Currency, LIBOR, for any Eurocurrency Rate Loan denominated in Australian Dollars, BBSY Bid, and for any Eurocurrency Rate Loan denominated in Canadian Dollars, the CDOR Rate.
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Applicant Borrower” has the meaning specified in Section 2.16.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means each of (a) BofA Securities, Inc. in its capacity as joint lead arranger and joint bookrunner and (b) any other Person designated as a lead arranger or bookrunner on the cover page of this Agreement or any amendment, modification or supplement of this Agreement.
“Arranger Fee Letter” means the amended and restated fee letter dated as of June 20, 2018 among the Company and the Arrangers.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Associate” has the meaning given to it in Section 128F(9) of the Australian Tax Act.
“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease. Notwithstanding anything to the contrary, any amounts owing under the Tax Abatement Transaction shall not be considered Attributable Indebtedness.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, including the notes thereto.
“Australian Base Rate” means, for all Australian Swing Line Loans, on each day any such Australian Swing Line Loan is outstanding, a fluctuating rate per annum equal to the rate announced from time to time by the Reserve Bank of Australia as the “cash rate” at or about 10:30 a.m. (Sydney, Australia time) on such day.   If such rate is not available at such time for any reason, then the “Australian Base Rate” shall be the rate per annum as otherwise agreed to by the applicable Australian Borrower and the Australian Swing Line Lender; provided that if such Australian Borrower and the Australian Swing Line Lender are unable to mutually agree on an acceptable rate, the Australian Swing Line Lender shall be under no obligation to provide Australian Swing Line Loans.  If the Australian Base Rate shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement. Any change in such rate shall take effect at the opening of business on the Business Day of such change.
“Australian Borrower” means each of Interface Australia, Interface Australia Holdings and any Australian Subsidiary that becomes a Designated Borrower pursuant to Section 2.16 after the Signing Date.
“Australian Corporations Act” means the Corporations Act 2001 of the Commonwealth of Australia.
“Australian Dollar” or “A$” means the lawful currency of Australia.
“Australian Facility” means any credit facility or credit arrangement including any banker’s undertaking and indemnity letter agreements between any Australian Borrower (or any of its Affiliates) and Bank of America, Australian Branch (or any of or Affiliates).
“Australian Insolvency Event” means, in respect of a corporation, any of the following events (other than for the purposes of a solvent reconstruction, merger or amalgamation which has the prior written consent of the Required Lenders):
(a)    the corporation is dissolved (whether pursuant to Chapter 5A of the Australian Corporations Act or otherwise);
(b)    an Australian Controller, liquidator, provisional or interim liquidator, receiver, statutory manager or administrator is appointed in respect of the corporation or any of its assets;
(c)    an application or petition is made to a court, a meeting is convened or a resolution is passed for the corporation to be wound up or dissolved or for the appointment of an Australian Controller, liquidator, provisional or interim liquidator, receiver, receiver and manager, statutory manager or administrator to the corporation or any of its assets and such application is not withdrawn or dismissed within 20 Business Days;
(d)    the corporation (i) resolves to enter into, or enters into, a scheme of arrangement, a deed of company arrangement, compromise or composition with its creditors (or any class thereof) or an assignment for their benefit (ii) proposes or is subject to a moratorium of its debts or (iii) takes proceedings or actions similar to those mentioned in this paragraph as a result of which the corporation’s assets are, or are proposed to be, submitted to the control of its creditors (or any class thereof);
(e)    the corporation seeks or obtains protection from its creditors (or any class thereof) under any statute or any other law;
(f)    the corporation is unable to pay all of its debts as and when they become due and payable, is insolvent within the meaning of section 95A of the Australian Corporations Act or any analogous circumstances arise under any other statute or law;
(g)    any attachment, distress, execution or other process is made or levied against any asset of the corporation in an amount in excess of A$20,000,000 and is not withdrawn, stayed or dismissed within 28 days;
(h)    the corporation is taken (under section 459F(1) of the Australian Corporations Act) to have failed to comply with a statutory demand;
(i)    the corporation is the subject of an event described in section 459C(2)(b) or section 585 of the Australian Corporations Act (or it makes a statement from which the Lenders reasonably deduce it is so subject); or
(j)    an event occurs in relation to the corporation which is analogous to anything referred to above or which has a substantially similar effect.
“Australian PPSA” means the Personal Property Securities Act 2009 of the Commonwealth of Australia.
“Australian PPSA Trigger Event” means the grant of any Lien to secure any of the Obligations by any Loan Party that owns property having a connection with Australia as contemplated by the Australian PPSA.
“Australian Subsidiary” means any Subsidiary of the Company that is organized under the laws of Australia or any state or other political subdivision thereof.
“Australian Swing Line Lender” means Bank of America, N.A., Australian Branch (including acting through any of its branches or Affiliates), in its capacity as provider of Australian Swing Line Loans, or any successor lender providing Australian Swing Line Loans hereunder.
“Australian Swing Line Loan” has the meaning specified in Section 2.04(a)(ii).
“Australian Swing Line Sublimit” means an amount equal to Five Million Dollars ($5,000,000). The Australian Swing Line Sublimit is part of, and not in addition to, the Aggregate Multicurrency Revolving Commitments.
“Australian Tax Act” means the Income Tax Assessment Act 1936 of the Commonwealth of Australia, Income Tax Assessment Act 1997 of the Commonwealth of Australia or Taxation and Administration Act 1953 of the Commonwealth of Australia, as the context requires.
“Australian Withholding Tax” means any Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Australian Tax Act or Subdivision 12-F of the Australian Tax Act.
“Auto Borrow Agreement” has the meaning specified in Section 2.04(g).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the Applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.0%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.0%, subject to the interest rate floors set forth therein; provided, further, that (i) with respect to each of the Term Loan A-1-X and the Term Loan A-2-X, at any time that it consists of Base Rate Loans, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement and (ii) with respect to all other Base Rate Loans, if the Base Rate shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” and “Borrowers” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 7.02.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state or other jurisdiction where the applicable Administrative Agent’s Office is located and:
(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;
(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
(c)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency;
(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Dollar” and “CAD” means the lawful currency of Canada.
“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, together with shares of money market or mutual funds with assets in excess of $250,000,000 and that invest exclusively in assets satisfying the requirements of this clause (a), (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short‑term commercial paper rating from S&P is at least A‑1 or the equivalent thereof or from Moody’s is at least P‑1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A‑1 (or the equivalent thereof) or better by S&P or P‑1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).
“Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement with the Company or any Subsidiary, provided that (a) at the time such Person enters into such Cash Management Agreement, such Person is a Lender or an Affiliate of a Lender or (b) such Cash Management Agreement exists on the Restatement Date and such Person is a Lender or an Affiliate of a Lender on the Restatement Date.
“CDOR Rate” has the meaning specified in the definition of “Eurocurrency Rate”.
“Certain Funds Provision” has the meaning specified in the Restatement Agreement.
“Change in Law” means the occurrence, after the Signing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Equity Interests of the Company representing forty percent (40%) or more of the combined voting power of all Voting Equity Interests of the Company on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)    during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;
(c)    the Company ceases to own (directly or indirectly) one hundred percent (100%) of the outstanding shares of the voting stock (other than qualified director shares) of each Designated Borrower, except (i) where the designation of such Designated Borrower has been terminated in accordance with the terms of this Agreement and all outstanding Loans and other Obligations (other than contingent indemnity claims) of such Designated Borrower have been repaid or Cash Collateralized in accordance with the term of this Agreement, or (ii) in the case of any consolidation or merger of such Designated Borrower to the extent permitted under Section 8.04; or
(d)    the occurrence of a “Change of Control” (or similar term with the same or substantially the same meaning) under any agreement governing any Material Indebtedness.
“Chinese Credit Facility” means any credit facility or credit arrangement in favor of Interface Modular Carpet (China) Co., Ltd. (or any of its Affiliates) on terms and with a lender reasonably acceptable to the Administrative Agent.
“Collateral” means a collective reference to all property of the Domestic Loan Parties with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.
“Collateral Documents” means a collective reference to the Security Agreement, the Mortgage and other security documents as may be executed and delivered by any Loan Party pursuant to the terms of Section 7.13 or any of the Loan Documents.
“Commitments” means, as to each Lender, the Multicurrency Revolving Commitment of such Lender and the Term Loan Commitments of such Lender.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.).
“Communication” has the meaning specified in Section 11.17.
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in calculating such Consolidated Net Income for such period, (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, (iv) facilities relocation or closing costs, non-recurring restructuring costs and integration costs and fees, including cash severance costs, in each case payable in cash and incurred during such period in connection with the Target Acquisition and Permitted Acquisitions consummated after the Signing Date, provided that the aggregate amount added back under this clause (iv) plus the aggregate amount added back under clause (vii) shall not exceed an amount equal to fifteen percent (15%) of Consolidated EBITDA for such period (with the amount of Consolidated EBITDA determined prior to giving effect to this clause (iv) and clause (vii)), (v) any non-cash compensation charges and deferred compensation charges, including arising from stock options and restricted stock awards, taken during such period, (vi) advisory, financing and consulting fees, including legal fees, incurred in connection with the Transactions and any Permitted Acquisition consummated after the Signing Date, (vii) the amount of restructuring charges, integration costs, pro forma “run rate” cost savings and synergies projected by the Company in good faith to be realized as a result of the Target Acquisition or any Permitted Acquisition consummated after the Signing Date, net of the amount of actual benefits realized during such period from such actions (which actual benefits may be added back to Consolidated EBITDA pursuant to and subject to the limitations in clause (iv) above) provided that such charges, costs, cost savings and cost synergies are (A) reasonably identifiable and factually supportable (in the good faith determination of the Company, as certified by the Company in the Compliance Certificate delivered by the Company for such period, (B) solely in the case of the Target Acquisition, except for restructuring charges, are included in the financial model of the Company and its Subsidiaries furnished to the Arranger prior to the Signing Date, (C) anticipated by the Company in good faith to be realized within eighteen (18) months after the consummation of the Target Acquisition or such Permitted Acquisition, as applicable and (D) the aggregate amount added back under this clause (vii) plus the aggregate amount added back under clause (iv) shall not exceed an amount equal to fifteen percent (15%) of Consolidated EBITDA for such period (with the amount of Consolidated EBITDA determined prior to giving effect to clause (iv) or this clause (vii)), (viii) non-cash amortization expense resulting from the purchase accounting adjustment to the value of the inventory of the Target in connection with the Target Acquisition and any Permitted Acquisitions consummated after the Signing Date, (ix) any other non-cash charges (other than the write-down of current assets), impairments and expenses for such period (including amortization of loan acquisition costs and unrealized gains and losses on Swap Contracts and gains and losses on foreign exchange (including in respect of intercompany notes)) and (x) transaction costs (including premiums) incurred in connection with interest protection, currency exchange and other hedging arrangements minus (b) without duplication (i) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clauses (a)(v) or (a)(ix) above in such period or in a previous period and (ii) to the extent included in determining such Consolidated Net Income, all non-cash items of income (other than normal sales and accruals in the ordinary course of business) for such period, all determined on a consolidated basis in accordance with GAAP.
“Consolidated Funded Indebtedness” means Funded Indebtedness of the Company and its Subsidiaries on a consolidated basis.
“Consolidated Group” has the meaning given to it in the Australian Tax Act.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four (4) fiscal quarters most recently ended to (b) Consolidated Interest Charges for the period of the four (4) fiscal quarters most recently ended.
“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (excluding any fees, costs and expenses incurred in connection with the Transactions and the establishment and provision of the credit facilities under the Existing Facility Agreement in each case to the extent required to be characterized as interest related expense in accordance with GAAP), plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Lease Obligations with respect to such period. For avoidance of doubt, notwithstanding anything to the contrary in the foregoing or in accordance with GAAP, any (i) interest, (ii) premium payments, (iii) debt discount, (iv) fees, (v) charges and/or (vi) expenses, in each case with respect to the immediately foregoing clauses (i) through (vi) to the extent relating to or arising in connection with borrowed money (including capitalized interest) and other amounts relating to or arising from the Tax Abatement Transaction, shall not be considered Consolidated Interest Charges.
“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less up to $100,000,000 of unencumbered and available cash of the Company and its Subsidiaries as of such date to (b) Consolidated EBITDA for the period of the four (4) fiscal quarters most recently ended.
“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, net income for such period; provided that Consolidated Net Income shall exclude (a) extraordinary gains or losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Company’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Company as described in clause (b) of this proviso).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debt Issuance” means the issuance by the Company or any Domestic Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, Chapter 5 of the Australian Corporations Act and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, the Commonwealth of Australia or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any law pertaining to any Luxembourg Insolvency Proceeding or any Luxembourg Insolvency Event, that is applicable to any Loan Party or any Material Subsidiary or any assets of such applicable Loan Party or Material Subsidiary that is the subject to any Luxembourg Insolvency Proceeding or any Luxembourg Insolvency Event (other than when such Loan Party or Material Subsidiary has the status of a creditor in such proceeding).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Multicurrency Revolving Loans that are Eurocurrency Rate Loans plus 2% per annum.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.15(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the L/C Issuer or any Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(d)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, each Swing Line Lender and each other Lender promptly following such determination.
“Designated Borrower” has the meaning specified in the introductory paragraph hereto. The Designated Borrowers as of the Signing Date are set forth on Schedule 2.16 and identified as Designated Borrowers on the signature pages to the Restatement Agreement.
“Designated Borrower Request and Assumption Agreement” means the notice substantially in the form of Exhibit 2.16-1 attached hereto.
“Designated Borrower Notice” means the notice substantially in the form of Exhibit 2.16-2 attached hereto.
“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.
“Designated Lender” has the meaning specified in Section 2.18.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Company or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of obsolete or worn out machinery and equipment and other assets no longer used or useful in the conduct of business of the Company and its Subsidiaries in the ordinary course of business; (c) the disposition of property to the Company or any Subsidiary; provided, that if (i) the transferor of such property is a Domestic Loan Party then the transferee thereof must be a Domestic Loan Party and (ii) if the transferor is a Designated Borrower then the transferee thereof must be a Designated Borrower or a Domestic Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; (g) any Recovery Event; (h) any disposition or transfer of cash or other property constituting an Investment to the extent permitted under Section 8.02; (i) any other dispositions or series of related dispositions in which the Company or such Subsidiary receives cash or property with an aggregate fair market value of less than $1,500,000; (j) intercompany loans and other Investments to the extent permitted under Section 8.02 or Section 8.03; and (k) mergers and consolidations permitted under Section 8.04.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Loan Party” means any Loan Party that is organized under the laws of any state of the United States or the District of Columbia.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.
“Domestic Swing Line Lender” means Bank of America (including acting through any of its branches or Affiliates) in its capacity as provider of Domestic Swing Line Loans, or any successor lender providing Domestic Swing Line Loans hereunder.
“Domestic Swing Line Loan” has the meaning specified in Section 2.04(a)(i).
“Domestic Swing Line Sublimit” means an amount equal to Twenty Million Dollars ($20,000,000). The Domestic Swing Line Sublimit is part of, and not in addition to, the Aggregate Multicurrency Revolving Commitments.
“Dutch Borrower” means each of Interface Netherlands, Interface Netherlands Manufacturing and any Dutch Subsidiary that becomes a Designated Borrower pursuant to Section 2.16 after the Signing Date.
“Dutch Program” has the meaning specified in Section 8.09(11).
“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Company or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning specified in Section 11.17.
“Electronic Record” has the meaning assigned to such term by 15 U.S.C. §7006.
“Electronic Signature” has the meaning assigned to such term by 15 U.S.C. §7006.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and any of the foregoing result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent being no longer readily calculable with respect to such currency or (c) providing such currency is impracticable for the Lenders (each of the immediately foregoing clauses (a), (b), and (c) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.
“Enterprises Luxco” has the meaning specified in the definition of “RPS Buyback”.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “€” mean the single currency of the Participating Member States.
“Eurocurrency Rate” means:
(a)    with respect to any Credit Extension, for any Interest Period:
(i)    denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;
(ii)    denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;
(iii)    denominated in Australian Dollars, the rate per annum equal to the Australian Bank Bill Swap Reference Bid Rate (“BBSY Bid”) administered by the ASX Benchmarks Pty Limited (or any other person which takes over the administration of that rate), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Thomson Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Sydney, Australia time) (or, if different, the time specified by the Administrative Agent as the time at which BBSY Bid or the comparable or successor rate is normally published) on the Rate Determination Date with a term equivalent to such Interest Period;
(iv)    with respect to any Credit Extension denominated in any Non-LIBOR Quoted Currency other than those currencies listed above, the rate per annum as designated (in writing to the Company and Lenders prior to the first Credit Extension in such Non-LIBOR Quoted Currency referencing such rate) with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a);
(b)    for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m. (London time) determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one (1) month commencing that day;
provided that (i) with respect to each of the Term Loan A-1-X and the Term Loan A-2-X, at any time that it consists of Eurocurrency Rate Loans, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement and (ii) with respect to all other Eurocurrency Rate Loans, if the Eurocurrency Rate shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans, except as may otherwise be agreed by the applicable Swing Line Lender and the applicable Borrower(s) as provided in clauses (a)(ii) and (a)(iii) of Section 2.04.
“European Borrower” means each Dutch Borrower, each Luxembourg Borrower and each other Designated Borrower requested by the Company and reasonably acceptable to the European Swing Line Lender.
“European Facility” means any credit facility or credit arrangement including any day light overdraft facility or international account agreements provided by Bank of America Merrill Lynch International Limited (or any of its branches or Affiliates) to any of the Dutch Borrowers or any of their Affiliates that are Foreign Subsidiaries.
“European Swing Line Lender” means Bank of America Merrill Lynch International Limited (including acting through any of its branches or Affiliates), in its capacity as provider of European Swing Line Loans, or any successor lender providing European Swing Line Loans hereunder.
“European Swing Line Loan” has the meaning specified in Section 2.04(a)(iii).
“European Swing Line Sublimit” means an amount equal to Fifteen Million Dollars ($15,000,000). The European Swing Line Sublimit is part of, and not in addition to, the Aggregate Multicurrency Revolving Commitments.
“Event of Default” has the meaning specified in Section 9.01.
“Excluded Property” means, with respect to any Domestic Loan Party, (a) any owned or leased real property other than the Specified Property, (b) any IP Rights for which a perfected Lien thereon is not effected either by filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the UCC, (d) the Equity Interests of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 7.13(a), (e) subject to Section 8.09, any lease, license, contract or other agreement of a Loan Party if the grant of a security interest in such lease, license, contract or other agreement in the manner contemplated by this Agreement is prohibited under the terms of such lease, license, contract or other agreement or under applicable Law or would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both) and (f) Equity Interests in Subsidiaries to the extent not required to be pledged under clause (1) or (2) of the proviso to Section 7.13(a); provided that (i) any such limitation described in the foregoing clause (e) on the security interests granted under the Security Agreement shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the UCC or any other applicable Law (including Debtor Relief Laws) or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in such lease, license, contract or other agreement or applicable Law to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such lease, license, contract or other agreement shall be automatically and simultaneously granted under the Security Agreement and shall be included as Collateral hereunder.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Facility Agreement” has the meaning specified in the introductory paragraph hereto.
“Existing Letters of Credit” means each letter of credit issued and outstanding under the Existing Facility Agreement on the Restatement Date.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all Commitments have terminated, (b) all Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit that have been Cash Collateralized).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Signing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means, collectively, the Arranger Fee Letter and the Agent Fee Letter.
“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing  or interpreting any of the foregoing, as amended or modified from time to time.
“Finance Party” means the Administrative Agent, any Lender or L/C Issuer.
“First Amendment Effective Date” means December 18, 2019.
“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (excluding, for purposes of clarity, trade debt incurred in the ordinary course of business, which is governed by clause (e) below);
(b)    all purchase money Indebtedness;
(c)    the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(d)    all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(e)    all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, either (i) not more than ninety (90) days past due or (ii) such obligations are being contested in good faith by appropriate proceedings, and adequate reserves have been established in accordance with GAAP), including any Earn Out Obligations;
(f)    the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment prior to the date that is one hundred and eighty (180) days after the Maturity Date in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(h)    all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;
(i)    all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and
(j)    all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.
For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder. Notwithstanding anything to the contrary in the foregoing, no obligations under or arising in connection with the Tax Abatement Transaction shall be considered Funded Indebtedness.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied.
“German Facility” means any credit facility or credit arrangement including any day light overdraft facility or international account agreements provided by Bank of America Merrill Lynch International Limited (or any of its branches or Affiliates) to the Target (or any of its Affiliates that are Foreign Subsidiaries).
“German Newco Sub” has the meaning specified in the definition of “Specified Nora Reorganization”.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“GST Group” has the meaning given to it in the Australian Tax Act.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12 or any other documents as the Administrative Agent shall reasonably deem appropriate for such purpose.
“Guarantors” means, collectively, (a) each Domestic Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Domestic Subsidiary that joins as a Guarantor pursuant to Section 7.12 or otherwise, (c) with respect to (i) Obligations under any Secured Hedge Agreement, (ii) Obligations under any Secured Cash Management Agreement and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Company, (d) with respect to the Obligations of any Designated Borrower, the Company, and (e) the successors and permitted assigns of the foregoing.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the L/C Issuer, the Lenders and the other holders of the Obligations pursuant to Article IV.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person in its capacity as a party to a Swap Contract with the Company or any Subsidiary, provided that (a) at the time such Person enters into such Swap Contract, such Person is a Lender or an Affiliate of a Lender or (b) such Swap Contract exists on the Restatement Date and such Person is a Lender or an Affiliate of a Lender on the Restatement Date.
“Honor Date” has the meaning specified in Section 2.03(c).
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Incremental Facility” has the meaning specified in Section 2.19.
“Incremental Facility Amendment” has the meaning specified in Section 2.19.
“Incremental Revolving Increase” has the meaning specified in Section 2.19.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all Funded Indebtedness;
(b)    the Swap Termination Value of any Swap Contract;
(c)    all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and
(d)    all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, except to the extent such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the Company in its Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“Interface Australia” means Interface AUST Pty Limited (ACN 000 692 026), a company organized under the laws of New South Wales, Australia.
“Interface Australia Holdings” means Interface AUST. Holdings Pty Limited (ACN 074 804 381), a company organized under the laws of Queensland, Australia.
“InterfaceFLOR” means InterfaceFLOR, LLC, a Georgia limited liability company.
“Interface Luxembourg” means Interface Eurasia Holdings S.à r.l., a public limited liability company (société à responsabilité limitée) organized and existing under the laws of Luxembourg, with registered office at 560 A, rue de Neudorf, L-2220, Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B192108.
“Interface Luxembourg CPEC Authorization” means (a) the Authorization for Convertible Preferred Equity Certificates, Series A, by and between Interface Luxembourg, IOH, as holder and acknowledged and approved by IOH, as shareholder, which authorizes the issuance and sale of Series A Convertible Preferred Equity Certificates to IOH, as in effect on the Signing Date and in the form previously provided by the Company to the Administrative Agent under the Existing Facility Agreement (the “Existing CPEC Authorization”), and (b) an Authorization for Convertible Preferred Equity Certificates, by and between Interface Luxembourg, the Company, as holder and acknowledged and approved by the Company, as shareholder, which authorizes the issuance and sale of Series A (or another series as designated in such Authorization) of Convertible Preferred Equity Certificates to the Company, which shall be substantially similar to the Existing CPEC Authorization, except for the designation of the Company as shareholder and the designation of any different series of Convertible Preferred Equity Certificates, and such other differences are not adverse in any material respect to the Lenders or the Administrative Agent (the “New CPEC Authorization”).
“Interface Luxembourg Pre-Closing Contribution” means the contribution by Interface Luxembourg of funds to one or more Foreign Subsidiaries, the balance of such funds (after repayment of certain loans under the Existing Facility Agreement) will then be contributed by such Foreign Subsidiaries to Interface Netherlands to pay the purchase price of the Target Acquisition.
“Interface Netherlands” means Interface Europe B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Scherpenzeel, the Netherlands, and its office at Industrielaan 15, 3925BD Scherpenzeel, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 09064240.
“Interface Netherlands Investment” has the meaning specified in the definition of “Specified Intercompany Loan Contribution”.
“Interface Netherlands Manufacturing” means Interface European Manufacturing B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Scherpenzeel, the Netherlands, and its office at Industrielaan 15, 3925BD Scherpenzeel, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 50970364.
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment other than decreases in value in connection with the repayment, in whole or in part, of such Investment.
“IOH” means Interface Overseas Holdings, Inc., a Georgia corporation.
“IP Rights” has the meaning specified in Section 6.17.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Judgment Currency” has the meaning specified in Section 11.20.
“Junior Payment” means a Restricted Payment or a Junior Debt Payment
“Junior Debt Payment” means a purchase, redemption, retirement or other acquisition for value, or setting apart of any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Additional Indebtedness.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Multicurrency Revolving Loans. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means Bank of America (including acting through any of its branches or Affiliates) in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LCT Test Date” means, with respect to a Limited Condition Transaction, the date of the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction.
“Lenders” means each of the Persons identified as a “Multicurrency Lender” and/or “Lender” on the signature pages hereto, each other Person that becomes a “Multicurrency Lender” and/or “Lender” in accordance with this Agreement, in each case as context requires, and their successors and assigns and, unless the context requires otherwise, includes the Swing Line Lenders. The term “Lenders” shall include any Designated Lenders.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
“Letter of Credit” means any letter of credit or bank guaranty issued hereunder and on and after the Restatement Date shall include the Existing Letters of Credit. A letter of credit issued hereunder may be a commercial letter of credit or a standby letter of credit and may be denominated in Dollars or in an Alternative Currency; provided that all commercial letters of credit shall be “sight draft” letters of credit and not “time draft” letters of credit. A bank guaranty provided hereunder may be denominated in Australian Dollars only.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to Forty Million Dollars ($40,000,000). The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Multicurrency Revolving Commitments.
“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.
“LIBOR Daily Floating Rate” means, for all European Swing Line Loans, on each day any such Loan is outstanding, the fluctuating rate of interest equal to LIBOR,  or a comparable or successor rate which is approved by the Swing Line Lender, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Swing Line Lender from time to time) at or about 11:00 a.m., London time, on such date, in the applicable currency with a term equivalent to the overnight rate.  If such rate is not available at such time for any reason, then the “LIBOR Daily Floating Rate” shall be the rate per annum as otherwise agreed to by the Company and the Administrative Agent; provided that if the Company and the Administrative Agent are unable to mutually agree on an acceptable rate, the Administrative Agent shall be under no obligation to provide European Swing Line Loans; provided, further, that if the LIBOR Daily Floating Rate shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement.
“LIBOR Quoted Currency” means Dollars, Euro, Sterling and each other currency that is approved in accordance with Section 1.08 for which there is a published LIBOR rate.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest (including any security interest as defined in Sections 12(1) and 12(2) of the Australian PPSA) or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction” means any (a) Acquisition or other Investment by the Company or any Subsidiary whose consummation is not conditioned on the availability of, or on obtaining, third-party financing and (b) incurrence, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, grant or creation of Liens and making of Junior Payments, in each case requiring irrevocable notice in advance of such action and, in the case of each of clauses (a) and (b), is designated as a Limited Condition Transaction by the Company in writing to the Administrative Agent.
“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Multicurrency Revolving Loan, a Term Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, the Restatement Agreement, each Note, each Issuer Document, each Guarantor Joinder Agreement, each Collateral Document, the Fee Letters, each Auto Borrow Agreement, each Designated Borrower Request and Assumption Agreement and each Incremental Facility Amendment (but specifically excluding Secured Hedge Agreements and Secured Cash Management Agreements).
“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.
“Loan Parties” means, collectively, each Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Luxembourg Borrower” means each of Interface Luxembourg and any Subsidiary organized under the laws of Luxembourg that becomes a Designated Borrower pursuant to Section 2.16 after the Signing Date.
“Luxembourg” means the Grand Duchy of Luxembourg.
“Luxembourg Insolvency Event” means, the occurrence of a Luxembourg Insolvency Proceeding.
“Luxembourg Insolvency Proceeding” means bankruptcy (faillite), insolvency, judicial or voluntary liquidation (liquidation judiciaire ou volontaire), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.
“Luxembourg Loan Party” means any Loan Party incorporated or having its registered office or place of central administration in Luxembourg.
“Luxembourg Pledge Agreement” means that certain CPECs and Share Pledge Agreement dated as of January 26, 2015, by and among IOH, the Luxembourg Borrower and the Administrative Agent, as amended and restated pursuant to that certain Amendment and Restatement in Relation to CPECs and Share Pledge Agreement, dated as of January 31, 2020, by and among IOH, Interface Luxembourg and the Administrative Agent.
“Mandatory Cost” means any amount incurred periodically by any Lender during the term of this Agreement which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation, or has its Lending Office, by any Governmental Authority.
“Master Agreement” has the meaning specified in the definition of “Swap Contract”.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party; (c) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Domestic Subsidiary” means a Material Subsidiary that is a Domestic Subsidiary.
“Material Foreign Subsidiary” means a Material Subsidiary that is a Foreign Subsidiary.
“Material Indebtedness” means any Indebtedness (other than Indebtedness arising under the Loan Documents and Indebtedness arising under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.
“Material Subsidiary” means, at any date of determination, any Subsidiary of the Company that individually has revenues or assets in an amount equal to at least five percent (5%) of (a) the consolidated revenues of the Company and its Subsidiaries for the most recently completed fiscal quarter for which the Administrative Agent has received financial statements of the Company and its Subsidiaries pursuant to Section 7.01(a) or (b) the consolidated assets of the Company and its Subsidiaries as of the last day of the most recently completed fiscal quarter for which the Administrative Agent has received financial statements of the Company and its Subsidiaries pursuant to Section 7.01(a), in each case determined in accordance with GAAP for such period; provided, however, that if (x) consolidated total revenues of all Subsidiaries which are not Material Subsidiaries (as then determined in accordance with this definition) for the then most recent fiscal quarter for which financial statements have been (or are required to be) furnished pursuant to Section 7.01(a) or (b) equal or exceed ten percent (10%) of the consolidated total revenues of the Company and its Subsidiaries for such period or (y) the consolidated total assets of all Subsidiaries which are not Material Subsidiaries (as then determined in accordance with this definition) at the last day of the then most recent fiscal year for which financial statements have been (or are required to be) furnished pursuant to Section 7.01(a) or (b) equal or exceed 10% of the consolidated total assets of the Company and its Subsidiaries at such date, then the Company shall promptly (and in any event within ten (10) Business Days after the date such financial statements are so delivered or required to be so delivered) designate one or more additional Subsidiaries (the identity of such Subsidiaries to be determined by the Company in its discretion), in writing to the Administrative Agent as a “Material Subsidiary”, whereupon each such Subsidiary shall be a “Material Subsidiary” for all purposes of this Agreement until such Subsidiary is redesignated as an “Immaterial Subsidiary” as provided below; provided, further that, if no Default has occurred and is continuing, the Company may, at any time, by written notice to the Administrative Agent, redesignate any such Material Subsidiary so designated pursuant to the immediately preceding proviso as an “Immaterial Subsidiary” if (and only if) the consolidated total revenues and consolidated total assets of Subsidiaries that are not Material Subsidiaries at such time (determined after giving effect to such redesignation) would not exceed the limits set forth in clause (x) or (y) above, whereupon such Subsidiary shall cease to be a “Material Subsidiary” for all purposes of this Agreement (including the provision of the Guaranty, for which the Administrative Agent is authorized to provide a release) until such Subsidiary is required to be treated (or redesignated as) a “Material Subsidiary” pursuant to the foregoing requirements of this definition. Upon the acquisition of a new Subsidiary or the merger or consolidation of any Person with or into an existing Subsidiary (or the acquisition of other assets by an existing Subsidiary), the determination as to whether the affected Subsidiary constitutes a “Material Subsidiary” pursuant to the foregoing requirements of this definition shall be determined on a Pro Forma Basis.
“Maturity Date” means the date five (5) years after the Restatement Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means the deed to secure debt that purports to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a Lien in the fee interest of InterfaceFLOR in the Specified Property and any other deed to secure debt or similar instrument executed and delivered by a Domestic Loan Party pursuant to Section 7.13(c).
“Multicurrency Availability Period” means, with respect to the Multicurrency Revolving Commitments, the period from and including the Restatement Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Multicurrency Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.
“Multicurrency Commitment Fee” has the meaning specified in Section 2.09(a).
“Multicurrency Lender” means each Lender with a Multicurrency Revolving Commitment or, if the Aggregate Multicurrency Revolving Commitments have expired or been terminated, with Multicurrency Revolving Credit Exposure.
“Multicurrency Revolving Commitment” means, as to each Multicurrency Lender, its obligation to (a) make Multicurrency Revolving Loans to each Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Multicurrency Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Multicurrency Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Multicurrency Lender becomes a party hereto or in any documentation executed by such Multicurrency Lender pursuant to Section 2.19, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Multicurrency Revolving Credit Exposure” means, as to any Multicurrency Lender at any time, the aggregate principal amount at such time of its outstanding Multicurrency Revolving Loans and such Multicurrency Lender’s participation in L/C Obligations and Multicurrency Swing Line Loans at such time.
“Multicurrency Revolving Loan” has the meaning specified in Section 2.01(a).
“Multicurrency Swing Line Loans” means a Domestic Swing Line Loan, an Australian Swing Line Loan or a European Swing Line Loan, or all three, as appropriate.
“Multicurrency Swing Line Sublimit” means an amount equal to Forty Million Dollars ($40,000,000). The Multicurrency Swing Line Sublimit is part of, and not in addition to, the Aggregate Multicurrency Revolving Commitments.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan subject to Title IV of ERISA which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Company or any Domestic Subsidiary in respect of any Disposition, Debt Issuance or Recovery Event, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) in the case of any Disposition or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien granted in favor of the Administrative Agent to secure the Obligations) on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Company or any Domestic Subsidiary in any Disposition, Debt Issuance or Recovery Event and (d) appropriate amounts to be retained by the Company or any Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Disposition or Recovery Event and retained by the Company or any Subsidiary of the Company, as the case may be, after such Disposition or Recovery Event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Disposition or Recovery Event, all as reflected in a certificate of a Responsible Officer of the Company delivered to the Administrative Agent.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-LIBOR Quoted Currency” means Australian Dollars, Canadian Dollars and each other currency that is approved in accordance with Section 1.08 and for which there is not a published LIBOR rate.
“nora Contribution” has the meaning specified in Section 6.05.
“Note” has the meaning specified in Section 2.11(a).
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 1.02 or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Obligations” means, with respect to each Loan Party, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, (b) all obligations outstanding at any time on or after the Restatement Date of the Company or any Subsidiary owing to a Cash Management Bank in respect of Secured Cash Management Agreements and (c) all obligations outstanding at any time on or after the Restatement Date of the Company or any Subsidiary owing to a Hedge Bank in respect of Secured Hedge Agreements; in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Offshore Associate” means an Associate, (a) which is a non-resident of Australia and does not become a Lender or receive payment in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia, or (b) which is a resident of Australia and which becomes a Lender or receive a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country, which does not become a Lender and which does not receive payment in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the applicable Borrower of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate reasonably determined by the Administrative Agent, the L/C Issuer, or any Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the greater of (i) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation and (ii) the rate of interest per annum at which overnight deposits in the applicable Alternative Currency or, as applicable, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Outside Date” has the meaning specified in the Restatement Agreement.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.
“Permitted Acquisition” means an Investment consisting of an Acquisition by any Loan Party made at any time other than during the Relief Period; provided that (a) no Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Signing Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that (i) the Loan Parties would be in compliance with the Consolidated Interest Coverage Ratio set forth in Section 8.11 and (ii) the Consolidated Net Leverage Ratio shall be one quarter turn (0.25) less than the Consolidated Net Leverage Ratio required for the period of four fiscal quarters in which such Acquisition is made, in each case, recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to such Acquisition on a Pro Forma Basis, (e) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) and (f) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Company as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly‑owned by such Loan Party newly formed for the sole purpose of effecting such transaction.
“Permitted Liens” means, at any time, Liens in respect of property of the Company or any Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.
“Permitted Refinancing” means any extension, renewal or replacement of any existing Indebtedness so long as any such renewal, refinancing and extension of such Indebtedness (a) has market terms and conditions, (b) has an average life to maturity that is greater than or equal to that of the Indebtedness being extended, renewed or refinanced, (c) does not include a Loan Party as an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (d) remains subordinated, if the Indebtedness being refinanced or extended was subordinated to the prior payment of the Obligations, such extended, renewed or refinanced Indebtedness, (e) does not exceed in a principal amount the Indebtedness being renewed, extended or refinanced plus reasonable fees and expenses incurred in connection therewith, and (f) is not incurred, created or assumed, if any Default has occurred and continues to exist or would result therefrom.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PILOT” has the meaning specified in the definition of Tax Abatement Transaction.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA and not exempt by any reason of Section 4(b) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 7.02.
“PPSA” means the Personal Property Securities Act 2009 (Cth).
“Pro Forma Basis” means, with respect to any transaction, including for purposes of calculating the financial covenants set forth in Section 8.11, that such transaction (including the incurrence of any Funded Indebtedness in connection therewith) shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Company or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Company containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 7.02.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Qualified ECP Guarantor” means at any time each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as reasonably determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Real Property Security Documents” means, with respect to the Specified Property:
(a)    a fully executed and notarized Mortgage encumbering the fee interest of InterfaceFLOR (or the fee interest or leasehold interest of any other Domestic Loan Party in the Specified Property to the extent required by Section 7.13(c));
(b)    if requested by the Administrative Agent in its reasonable discretion, maps or plats of an as built survey of the sites of the Specified Property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner reasonably satisfactory to each of the Administrative Agent and such title insurance company, dated a date reasonably satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2016 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11, 13, 14, 16,17, 18 and 19 on Table A thereof completed;
(c)    ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to the Specified Property, assuring the Administrative Agent that the Mortgage covering the Specified Property creates a valid and enforceable first priority mortgage lien on the Specified Property, free and clear of all defects and encumbrances except those permitted by the Loan Documents, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such customary endorsements as are requested by the Administrative Agent;
(d)    (i) a completed “life of loan” Federal Emergency Management Standard Flood Hazard Determination as to whether the Specified Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if the Specified Property is a Flood Hazard Property, evidence as to (A) whether the community in which the Specified Property, or as applicable, the leasehold interest of such Domestic Loan Party in the Specified Property, is located is participating in the National Flood Insurance Program, (B) the applicable Domestic Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of flood insurance policies under the National Flood Insurance Program (or private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies not Affiliates of the Company) or a declaration page, application accompanied by proof of premium payment for such policies, or such other documentation as is satisfactory to the Administrative Agent and each Lender, with confirmation of such satisfaction of such Lender to be made in writing (which, for purposes of such confirmation, shall include email) and such confirmation shall not be unreasonably withheld or delayed, in each case, for the Company and its Subsidiaries evidencing such flood insurance coverage in such amounts and with such deductibles as required by Flood Insurance Laws or as the Administrative Agent may request (but no less than required by applicable Flood Insurance Laws) and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;
(e)    if requested by the Administrative Agent, a duly executed environmental indemnity agreement with respect thereto in a form and substance reasonably satisfactory to the Administrative Agent;
(f)    if requested by the Administrative Agent, (i) environmental questionnaires or (ii) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, on all the Specified Property, dated no more than six (6) months prior to the date the applicable Mortgage is delivered), prepared by environmental engineers satisfactory to the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent, and such environmental review and audit reports, including Phase II reports, with respect to the Specified Property as the Administrative Agent shall have requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and the Administrative Agent shall be satisfied with the contents of all such environmental questionnaires or reports
(g)    if requested by the Administrative Agent, evidence satisfactory to the Administrative Agent that the Specified Property, and the uses of the Specified Property, are in compliance in all material respects with all applicable zoning Laws (the evidence submitted as to which should include the zoning designation made for the Specified Property, the permitted uses of the Specified Property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);
(h)    in the case of a leasehold interest of a Domestic Loan Party in the Specified Property, (i) landlord consents from the landlords on the Specified Property as may be required by the Administrative Agent, which landlord consents shall be in the form and substance reasonably satisfactory to the Administrative Agent and (ii) evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Administrative Agent, has been or will be recorded in all places to the extent necessary or desirable, in the judgment of the Administrative Agent, so as to enable the Mortgage encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Liens permitted by Section 8.01) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law); and
(i)    an opinion of legal counsel to the Loan Party granting the Mortgage on the Specified Property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.
“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Company or any Subsidiary.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.
“Relief Period” means the period beginning July 1, 2020 and ending on the date that Company delivers the quarterly financial statements required under Section 7.01(b) (together with the related a Compliance Certificate required under Section 7.02(b)) for the fiscal quarter of the Company ending April 3, 2022.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is a Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent; provided that if any Foreign Subsidiary lacks any of the foregoing offices, the term “Responsible Officer” shall be deemed to include the directors of such Foreign Subsidiary or the functional equivalent thereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate, in form and substance reasonably satisfactory to the Administrative Agent.
“Restatement Agreement” means the First Restatement Agreement dated as of the Signing Date among the Loan Parties, the Lenders and the Administrative Agent, to which this Second Amended and Restated Facility Agreement is attached as Annex I.
“Restatement Date” has the meaning set forth in the Restatement Agreement.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iii) in the case of any Existing Letter of Credit denominated in an Alternative Currency, the Restatement Date and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall reasonably determine or the Required Lenders shall require.
“RPS Buyback” means the buyback on or prior to the Restatement Date by Australia Holdings of its Redeemable Preference Shares held by Interface Luxembourg, provided that the proceeds of such buyback are used by Interface Luxembourg to (a) repay a portion of the outstanding loans under the Existing Facility Agreement, (b) to make a contribution of the balance of such proceeds (after the repayment of loans described in clause (a)) to its Subsidiary, Interface Eurasia Enterprises S.à.r.l., a Luxembourg Société à responsabilité limitée organized and existing under the laws of Luxembourg (“Enterprises Luxco”), for further contribution by Enterprises Luxco of such contributed amount to Interface Netherlands, for use by Interface Netherlands solely to fund a portion of the purchase price of the Target Acquisition.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction(s)” means any sanction administered or enforced by the government of the United States (including OFAC and the U.S. Department of State), the government of Australia (including the Department of Foreign Affairs and Trade), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury (“HMT”) of the United Kingdom or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning specified in Section 3.07.
“Screen Rate” means the Applicable Reference Rate quote for an Applicable Currency on the applicable screen page the Administrative Agent designates to determine such Applicable Reference Rate for such Applicable Currency as referenced in the definition of Eurocurrency Rate (or such other commercially available source providing such quotations for such Applicable Currency as may be designated by the Administrative Agent from time to time).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Amendment Effective Date” means July 15, 2020.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Company or any Subsidiary and any Cash Management Bank with respect to such Cash Management Agreement. For the avoidance of doubt, a holder of Obligations in respect of Secured Cash Management Agreements shall be subject to the last paragraph of Section 9.03 and Section 10.11.
“Secured Hedge Agreement” means any Swap Contract that is entered into by and between the Company or any Subsidiary and any Hedge Bank with respect to such Swap Contract. For the avoidance of doubt, a holder of Obligations in respect of Secured Hedge Agreements shall be subject to the last paragraph of Section 9.03 and Section 10.11.
“Secured Party Designation Notice” shall mean a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit 9.03.
“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
“Security Agreement” means the Second Amended and Restated Security and Pledge Agreement dated as of the Restatement Date, executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Domestic Loan Parties.
“Signing Date” has the meaning specified in the Restatement Agreement.
“Singapore Facility” means any credit facility or credit arrangement including any overdraft facility or bank guarantee facility provided by Bank of America (Singapore Branch) (or any of its Affiliates) to certain Singaporean Subsidiaries (or any of their respective Affiliates).
“Singaporean Subsidiary” means any Subsidiary that is organized under the laws of Singapore.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.
“SOFR-Based Rate” means SOFR or Term SOFR.
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (e) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Equity Conversion” means the conversion by the Luxembourg Borrower of the entirety of the issued CPECs (as such term is defined in the Luxembourg Pledge Agreement) into common Equity Interests with up to thirty-five percent (35%) of the CPECs being allocated as share premium (paid-in capital) in the Luxembourg Borrower on or prior to January 31, 2020.
“Specified Intercompany Loan Contribution” means the contribution by the Luxembourg Borrower of up to Euro 145 million in intercompany loans held by it (and owing by the Target (or by German Newco Sub as successor by merger following the Specified Nora Reorganization) to Interface Europe Investments B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Interface Netherlands Investment”) and an indirect Subsidiary of the Luxembourg Borrower, to occur prior to January 1, 2021.
“Specified Letters of Credit” means those Letters of Credit outstanding on the Signing Date and identified on Schedule 8.03.
“Specified Loan Party” has the meaning specified in Section 4.08.
“Specified Nora Reorganization” means, collectively, (a) the contribution by Interface Netherlands of all of the outstanding Equity Interests in the Target to a newly-formed or acquired German company (“German Newco Sub”), which will be a Wholly Owned Subsidiary of Interface Netherlands and (b) the subsequent merger of the Target into German Newco Sub, with German Newco Sub being the survivor thereof.
“Specified Property” means the fee interest of InterfaceFLOR in the real property located in West Point, Georgia and La Grange, Georgia (other than portion thereof which has been designated as a nature preserve by the Company or its Subsidiaries prior to the Signing Date), as the same is more particularly described in the deed to secure debt granted by InterfaceFLOR to the administrative agent under the Existing Facility Agreement.
“Specified Reorganizations” means, collectively, the Specified Intercompany Loan Contribution and the Specified Nora Reorganization.
“Spot Rate” for a currency means the rate reasonably determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Equity Interests is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Successor Rate” has the meaning specified in Section 3.07.
“Successor Rate Conforming Changes” means, with respect to any proposed Successor Rate for an Applicable Currency, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Applicable Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice for such Applicable Currency is not administratively feasible or that no market practice for the administration of such Successor Rate for such Applicable Currency exists, in such other manner of administration as the Administrative Agent determines in consultation with the Company is reasonably necessary in connection with the administration of this Agreement).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Lender” means the Domestic Swing Line Lender, the Australian Swing Line Lender or the European Swing Line Lender, or all three, as appropriate.
“Swing Line Loan” means a Domestic Swing Line Loan, an Australian Swing Line Loan or a European Swing Line Loan, or all three, as appropriate.
“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” means nora Holding GmbH, a German company.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Target Acquisition” means, collectively, the acquisition by Interface Netherlands of all of the outstanding Equity Interests of the Target and the acquisition by the Company of all existing Target Shareholder Loans in each case pursuant to the Target Acquisition Documents.
“Target Acquisition Agreement” means the Share Purchase and Transfer Agreement dated as of June 14, 2018 among the Target Sellers, Interface Netherlands and the Company.
“Target Acquisition Documents” means, collectively, the Target Acquisition Agreement and all other documents, agreements and instruments executed and delivered by Target Sellers, Interface Netherlands and the Company pursuant to the Target Acquisition Agreement and relating to the Target Acquisition in each case including all schedules and exhibits thereto.
“Target Sellers” means DealCo Luxembourg II S.à r.l., a Luxembourg company, and nora Management III Beteiligungs GmbH & Co. KG, a German company.
“Target Shareholder Loans” means the loans (or shareholder loan receivables in respect thereof) owing by the Target or one or more of its Subsidiaries to one or more of the Target Sellers.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Tax Abatement Transaction” means any payment-in-lieu of taxes (“PILOT”) tax abatement transaction and the related (a) transfer of title of the Specified Property, together with certain equipment and other personal property of the Company or any Domestic Subsidiary, which equipment and personal property is located or to be located on the Specified Property, to the applicable Troup County Development Authority, and (b) leaseback of such Specified Property, together with such equipment and other personal property located on the Specified Property, to the Company or a Domestic Subsidiary of the Company, so long as, in each case, (i) documentation entered into by any of the Loan Parties with respect thereto shall be reasonably acceptable to the Administrative Agent, and (ii) the Loan Parties comply with the requirements of Section 7.13.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan A-1” has the meaning specified in Section 2.01(b).
“Term Loan A-1-X” has the meaning specified in Section 2.01(b).
“Term Loan A-1-Y” has the meaning specified in Section 2.01(b).
“Term Loan A-2” has the meaning specified in Section 2.01(c).
“Term Loan A-2-X” has the meaning specified in Section 2.01(c).
“Term Loan A-2-Y” has the meaning specified in Section 2.01(c).
“Term Loan A-3” has the meaning specified in Section 2.01(d).
“Term Loan A-4” has the meaning specified in Section 2.01(e).
“Term Loan A-1 Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan A-1 to the Company pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan A-1 Commitments of all of the Lenders as in effect on the Signing Date is One Hundred Sixty Two Million Five Hundred Thousand Dollars ($162,500,000) as such amount may be reduced from time to time between the Signing Date and the Restatement Date pursuant to Section 2.06(b).
“Term Loan A-2 Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan A-2 to the Company pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan A-2 Commitments of all of the Lenders as in effect on the Signing Date is Three Hundred Seventy Million Five Hundred Thousand Dollars ($370,500,000).
“Term Loan A-3 Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan A-3 to Interface Netherlands Manufacturing pursuant to Section 2.01(d), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan A-3 Commitments of all of the Lenders as in effect on the Signing Date is Sixty Million Euros (€60,000,000).
“Term Loan A-4 Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan A-4 to Interface Australia Holdings pursuant to Section 2.01(e), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan A-4 Commitments of all of the Lenders as in effect on the Signing Date is Thirty Million Australian Dollars (A$30,000,000).
“Term Loan Commitments” means the Term Loan A-1 Commitments, Term Loan A-2 Commitments, Term Loan A-3 Commitments and the Term Loan A-4 Commitments.
“Term Loans” means, collectively, the Term Loan A-1-X, the Term Loan A-1-Y, the Term Loan A-2-X, the Term Loan A-2-Y, the Term Loan A-3 and the Term Loan A-4.
“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.
“Thai Facility” means any credit facility or credit arrangement including any overdraft facility or bank guarantee facility provided by Bank of America (Thailand Branch) (or any of its branches or Affiliates) to certain Thai Subsidiaries (or any of their respective Affiliates).
“Threshold Amount” means Twenty Million Dollars ($20,000,000).
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time, the outstanding Loans of such Lender at such time and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.
“Total Multicurrency Revolving Outstandings” means the aggregate Outstanding Amount of all Multicurrency Revolving Loans, all Multicurrency Swing Line Loans and all L/C Obligations.
“Transactions” means, collectively, (a) the consummation of the Target Acquisition, (b) the repayment of all third party bank indebtedness of the Target and its Subsidiaries, (c) the refinancing of all indebtedness under the Existing Facility Agreement, (d) the execution of, and borrowing of Credit Extensions under, this Agreement on the Restatement Date, (e) all transactions related to the foregoing and (f) the payment of the fees and expenses incurred in connection with the foregoing.
“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UCC” means the Uniform Commercial Code as in effect in the State of Georgia; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Georgia, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“Voting Equity Interests” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Wholly Owned Subsidiary” means any Person one hundred percent (100%) of whose Equity Interests (other than qualified director shares) are at the time owned by the Company directly or indirectly through other Persons 100% of whose Equity Interests (other than qualified director shares) are at the time owned, directly or indirectly, by the Company.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights, except to the extent otherwise qualified in the context where used.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to the actual knowledge of a Responsible Officer of any Loan Party.
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)    Any reference to “Bank of America Merrill Lynch International Limited” is a reference to its successor in title Bank of America Merrill Lynch International Designated Activity Company (including its branches) pursuant to and with effect from the merger between Bank of America Merrill Lynch International Limited and Bank of America Merrill Lynch International Designated Activity Company that takes effect in accordance with Chapter II, Title II of Directive (EU) 2017/1132 (which repeals and codifies the Cross-Border Mergers Directive (2005/56/EC)), as implemented in the United Kingdom and Ireland. Notwithstanding anything to the contrary in any Loan Document, a transfer of rights and obligations from Bank of America Merrill Lynch International Limited to Bank of America Merrill Lynch International Designated Activity Company pursuant to such merger shall be permitted.
(f)    Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).
1.03    Accounting Terms; Changes in GAAP; Calculation of Financial Covenants on a Pro Forma Basis; Limited Condition Acquisitions.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 (as it relates to the “fair value” option) and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
(d)    Calculation of Financial Covenants on a Pro Forma Basis. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis with respect to any Acquisition, Disposition or Recovery Event occurring during the applicable period.
(e)    Limited Condition Transactions. Notwithstanding anything to the contrary herein, in the event that the Company provides written notice to the Administrative Agent designating a proposed transaction as a Limited Condition Transaction and indicating the Company’s intention to test the conditions to such Limited Condition Transaction and the availability of the Incremental Term Loan that is to be used to finance such Limited Condition Transaction in accordance with this Section, then the following provisions shall apply:
(i)    any condition to such Limited Condition Transaction or such Incremental Term Loan that the Loan Parties be in compliance with the financial covenants set forth in Section 8.11 immediately after giving effect to such Limited Condition Transaction and the incurrence of such Incremental Term Loan on a Pro Forma Basis recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b) shall be satisfied if the Loan Parties are in compliance with such financial covenants immediately after giving effect to such Limited Condition Transaction and the incurrence of such Incremental Term Loan on a Pro Forma Basis recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b) immediately prior to the LCT Test Date;
(ii)    any condition to such Incremental Term Loan that the Consolidated Net Leverage Ratio not exceed a specified level immediately after giving effect to the incurrence of such Incremental Term Loan on a Pro Forma Basis recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b) shall be satisfied if the Loan Parties are in compliance with such Consolidated Net Leverage Ratio immediately after giving effect to the incurrence of such Incremental Term Loan on a Pro Forma Basis recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b) immediately prior to the LCT Test Date;
(iii)    any condition to such Limited Condition Transaction or such Incremental Term Loan that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Transaction or the incurrence of such Incremental Term Loan shall be satisfied if (A) no Default shall have occurred and be continuing on the LCT Test Date and (B) no Event of Default under Section 9.01(a), 9.01(f) or 9.01(g) shall have occurred and be continuing on the date of the consummation of such Limited Condition Transaction and the incurrence of such Incremental Term Loan;
(iv)    any condition to such Limited Condition Transaction or such Incremental Term Loan that the representations and warranties in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct at the time of such Limited Condition Transaction or the incurrence of such Incremental Term Loan shall be satisfied if (A) the representations and warranties in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct as of the LCT Test Date and (B) customary “specified representations” and customary “specified purchase agreement representations” (or similar term), in each case as agreed by the Lenders providing such Incremental Term Loan, shall be true and correct on and as of the date of the consummation of such Limited Condition Transaction and the incurrence of such Incremental Term Loan; and
(v)    in connection with any calculation of any ratio, test or basket availability with respect to any transaction (each a “Subsequent Transaction”) following the LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date on which the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is terminated or expires, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be calculated and tested and must be satisfied both (A) on a Pro Forma Basis giving effect to such Limited Condition Transaction and the incurrence of such Incremental Term Loan have been consummated and (B) without giving effect to such Limited Condition Transaction and the incurrence of such Incremental Term Loan.
1.04    Rounding.
Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day; Rates.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Successor Rate Conforming Changes.
1.08    Additional Alternative Currencies.
(a)    The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “LIBOR Quoted Currency” or “Non-LIBOR Quoted Currency”; provided that (i) such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars and (ii) such requested currency shall only be treated as a “LIBOR Quoted Currency” to the extent that there is published LIBOR rate for such currency. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and each Lender with a Commitment under which such currency is requested to be made available; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each appropriate Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each appropriate Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request under subsection (a) above within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders having a commitment to provide such Loans or Letters of Credit consent to making Eurocurrency Rate Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency or LIBOR Quoted Currency, as applicable, to the extent necessary to add the applicable Eurocurrency Rate for such currency and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Borrowings of Eurocurrency Rate Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent and the L/C Issuer may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency or LIBOR Quoted Currency, as applicable, to the extent necessary to add the applicable Eurocurrency Rate for such currency and (B) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Company.
1.09    Change of Currency.
(a)    Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Signing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.10    [Reserved].
1.11    Code of Banking Practice.
The parties agreed that the Code of Banking Practice (Australia) does not apply to the Loan Documents and the transactions under them.
1.12    Luxembourg Terms.
Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to any Luxembourg Loan Party or to an entity incorporated or having its registered office or place of central administration in Luxembourg, a reference to: (a) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (b) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (c) a person being unable to pay its debts includes that person being in a state of cessation de paiements; (d) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (e) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (f) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); (g) a director includes an administrateur or a gérant; and (h) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), action pauliana (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.
Article II

THE REVOLVING COMMITMENTS AND CREDIT EXTENSIONS
2.01    Multicurrency Revolving Loans and Term Loans.
(a)    Multicurrency Revolving Loans. Subject to the terms and conditions set forth herein, each Multicurrency Lender severally agrees to make loans (each such loan, a “Multicurrency Revolving Loan”) to each Borrower in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Multicurrency Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Multicurrency Lender’s Multicurrency Revolving Commitment; provided, however, that after giving effect to any Borrowing of Multicurrency Revolving Loans, (i) the Total Multicurrency Revolving Outstandings shall not exceed the Aggregate Multicurrency Revolving Commitments and (ii) the Multicurrency Revolving Credit Exposure of any Multicurrency Lender shall not exceed such Multicurrency Lender’s Multicurrency Revolving Commitment. Within the limits of each Multicurrency Lender’s Multicurrency Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.
(b)    Term Loan A-1-X and Term Loan A-1-Y. On the Restatement Date, each Lender having a Term Loan A-1 Commitment made its portion of a term loan (the “Term Loan A-1”) in the initial principal amount of $162,500,000. On the Second Amendment Effective Date, the aggregate outstanding principal amount of the Term Loan A-1, immediately prior to giving effect to the Second Amendment, was $148,278,250. Subject to the terms and conditions set forth herein and in the Second Amendment, in order to establish interest rate floors of 0.75% with respect to only the portion of the Term Loan A-1 that is not subject to a Swap Contract, the Term Loan A-1 is allocated as of the Second Amendment Effective Date, on a ratable basis with respect to each Lender holding a portion of the Term Loan A-1, into two sub-tranches as follows: (i) a term loan sub-tranche in an aggregate principal amount of $100,000,000 that will be subject to 0.00% interest rate floors as provided in the definitions of “Base Rate” and “Eurocurrency Rate” (the “Term Loan A-1-X”) and (ii) a term loan sub-tranche in an aggregate principal amount of $48,278,250 that will be subject to 0.75% interest rate floors as provided in the definitions of “Base Rate” and “Eurocurrency Rate” (the “Term Loan A-1-Y”). Amounts repaid on the Term Loan A-1-X and the Term Loan A-1-Y may not be reborrowed. Each of the Term Loan A-1-X and the Term Loan A-1-Y may consist of Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.
(c)    Term Loan A-2-X and Term Loan A-2-Y. On the Restatement Date, each Lender having a Term Loan A-2 Commitment made its portion of a term loan (the “Term Loan A-2”) in the initial principal amount of $370,500,000. On the Second Amendment Effective Date, the aggregate outstanding principal amount of the Term Loan A-2, immediately prior to giving effect to the Second Amendment, was $338,081,250. Subject to the terms and conditions set forth herein and in the Second Amendment, in order to establish interest rate floors of 0.75% with respect to only that portion of the Term Loan A-2 that is not subject to a Swap Contract, the Term Loan A-2 is allocated as of the Second Amendment Effective Date, on a ratable basis with respect to each Lender holding a portion of the Term Loan A-2, into two sub-tranches as follows: (i) a term loan sub-tranche in an aggregate principal amount of $150,000,000 that will be subject to 0.00% interest rate floors as provided in the definitions of “Base Rate” and “Eurocurrency Rate” (the “Term Loan A-2-X”) and (ii) a term loan sub-tranche in an aggregate principal amount of $188,081,250 that will be subject to 0.75% interest rate floors as provided in the definitions of “Base Rate” and “Eurocurrency Rate” (the “Term Loan A-2-Y”). Amounts repaid on the Term Loan A-2-X and the Term Loan A-2-Y may not be reborrowed. Each of the Term Loan A-2-X and the Term Loan A-2-Y may consist of Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.
(d)    Term Loan A-3. Subject to the terms and conditions set forth herein, each Lender having a Term Loan A-3 Commitment severally agrees to make its portion of a term loan (the “Term Loan A-3”) to Interface Netherlands Manufacturing in Euros on the Restatement Date in an amount not to exceed such Lender’s Term Loan A-3 Commitment. Amounts repaid on the Term Loan A-3 may not be reborrowed. The Term Loan A-3 shall consist of Eurocurrency Rate Loans.
(e)    Term Loan A-4. Subject to the terms and conditions set forth herein, each Lender having a Term Loan A-4 Commitment severally agrees to make its portion of a term loan (the “Term Loan A-4”) to Interface Australia Holdings in Australian Dollars on the Restatement Date in an amount not to exceed such Lender’s Term Loan A-4 Commitment. Amounts repaid on the Term Loan A-4 may not be reborrowed. The Term Loan A-4 shall consist of Eurocurrency Rate Loans.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Multicurrency Revolving Loans that are Eurocurrency Rate Loans denominated in Dollars or of any conversion of Multicurrency Revolving Loans that are Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, (iii) five (5) Business Days prior to the requested date of any Borrowing or any continuation of Eurocurrency Rate Loans denominated in a Special Notice Currency or Australian Dollars and (iv) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of the Dollar Equivalent of $2,000,000 or a whole multiple of the Dollar Equivalent of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $250,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Company fails to specify a Type of a Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one (1) month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.
(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender in writing of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Loan Notice with respect to a Borrowing of Multicurrency Revolving Loans denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the applicable Borrower as provided above.
(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Eurocurrency Rate Loans denominated in Dollars be converted immediately to Base Rate Loans and any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d)    The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eighteen (18) Interest Periods in effect.
(f)    This Section 2.02 shall not apply to Swing Line Loans.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Restatement Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Multicurrency Lenders severally agree to participate in Letters of Credit issued for the account of the Company or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Multicurrency Revolving Outstandings shall not exceed the Aggregate Multicurrency Revolving Commitments, (y) the Multicurrency Revolving Credit Exposure of any Multicurrency Lender shall not exceed such Multicurrency Lender’s Multicurrency Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit; provided, further, that bank guaranties shall only be provided by the L/C Issuer to an Australian Borrower and shall be denominated in Australian Dollars. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. On and after the Restatement Date all Existing Letters of Credit shall be deemed to have been issued pursuant hereto, shall be deemed L/C Obligations and shall be subject to and governed by the terms and conditions hereof.
(ii)    The L/C Issuer shall not issue any Letter of Credit if:
(A)    subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Multicurrency Lenders (other than Defaulting Lenders) holding a majority of the Multicurrency Revolving Credit Exposure have approved such expiry date; or
(B)    the expiry date of such requested Letter of Credit would occur after the date 12 months after the Maturity Date, unless all the Multicurrency Lenders have approved such expiry date.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Signing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Signing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit, or such lesser amount as the L/C Issuer may agree in its sole discretion;
(D)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(E)    any Multicurrency Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;
(F)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(G)    the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency.
(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the Multicurrency Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount (and currency) thereof and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Multicurrency Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Multicurrency Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the date 12 months after the Maturity Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.
(iv)    If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
(v)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Multicurrency Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Multicurrency Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Multicurrency Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Multicurrency Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Multicurrency Lender that so makes funds available shall be deemed to have made a Multicurrency Revolving Loan that is a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Multicurrency Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Multicurrency Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Multicurrency Lender funds its Multicurrency Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Multicurrency Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Multicurrency Lender’s obligation to make Multicurrency Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Multicurrency Lender may have against the L/C Issuer, any Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Multicurrency Lender’s obligation to make Multicurrency Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Company of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Multicurrency Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Multicurrency Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Multicurrency Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Multicurrency Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Multicurrency Lender’s Multicurrency Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Multicurrency Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Multicurrency Lender such Multicurrency Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Multicurrency Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Multicurrency Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Multicurrency Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Multicurrency Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrowers or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrowers;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary; or
(ix)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally.
The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Multicurrency Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, any Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to any Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Company for, and the L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.
(h)    Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Multicurrency Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to 1.00% per annum times the daily amount available to be drawn under such Letter of Credit, (ii) for each standby Letter of Credit equal to the Applicable Rate for Multicurrency Revolving Loans that are Eurocurrency Rate Loans times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and (iii) for each bank guaranty equal to the Applicable Rate for Multicurrency Revolving Loans that are Eurocurrency Rate Loans times the Dollar Equivalent of the daily amount available to be paid under such guaranty. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand; and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at a rate agreed in writing between the Company and the L/C Issuer, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Agent Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
2.04    Swing Line Loans.
(a)
(i)    Domestic Swing Line Facility. Subject to the terms and conditions set forth herein, the Domestic Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Domestic Swing Line Loan”) to the Company in Dollars from time to time on any Business Day during the Multicurrency Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Domestic Swing Line Sublimit (or such greater amount as may be agreed by the Administrative Agent in its sole discretion), notwithstanding the fact that such Domestic Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Multicurrency Revolving Loans and L/C Obligations of the Lender acting as Domestic Swing Line Lender, may exceed the amount of such Lender’s Multicurrency Revolving Commitment; provided, however, that (i) after giving effect to any Domestic Swing Line Loan, (A) the Total Multicurrency Revolving Outstandings shall not exceed the Aggregate Multicurrency Revolving Commitments, (B) the Multicurrency Revolving Credit Exposure of any Lender shall not exceed such Lender’s Multicurrency Revolving Commitment and (C) the Outstanding Amount of all Multicurrency Swing Line Loans shall not exceed the Multicurrency Swing Line Sublimit, (ii) the Company shall not use the proceeds of any Domestic Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Domestic Swing Line Lender shall not be under any obligation to make any Domestic Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Domestic Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Domestic Swing Line Loan, each Multicurrency Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Domestic Swing Line Lender a risk participation in such Domestic Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Domestic Swing Line Loan.
(ii)    Australian Swing Line Facility. Subject to the terms and conditions set forth herein, the Australian Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, agrees to make loans (each such loan, an “Australian Swing Line Loan”) to each Australian Borrower in Australian Dollars or U.S. Dollars from time to time on any Business Day during the Multicurrency Availability Period in an aggregate amount outstanding not to exceed at any time the amount of the Australian Swing Line Sublimit (or such greater amount as may be agreed by the Administrative Agent in its sole discretion), notwithstanding the fact that such Australian Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Multicurrency Revolving Loans and L/C Obligations of the Lender acting as Australian Swing Line Lender, may exceed the amount of such Lender’s Multicurrency Revolving Commitment; provided, however, that (i) after giving effect to any Australian Swing Line Loan, (A) the Total Multicurrency Revolving Outstandings shall not exceed the Aggregate Multicurrency Revolving Commitments, (B) the Multicurrency Revolving Credit Exposure of any Lender shall not exceed such Lender’s Multicurrency Revolving Commitment and (C) the Outstanding Amount of all Multicurrency Swing Line Loans shall not exceed the Multicurrency Swing Line Sublimit, (ii) the applicable Australian Borrower shall not use the proceeds of any Australian Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Australian Swing Line Lender shall not be under any obligation to make any Australian Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, each Australian Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Australian Swing Line Loan shall bear interest at a rate per annum determined in accordance with Section 2.08(a). Immediately upon the making of an Australian Swing Line Loan, each Multicurrency Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Australian Swing Line Lender a risk participation in such Australian Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Australian Swing Line Loan.
(iii)    European Swing Line Facility. Subject to the terms and conditions set forth herein, the European Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, agrees to make loans (each such loan, a “European Swing Line Loan”) to each European Borrower in Euro, Sterling or Dollars from time to time on any Business Day during the Multicurrency Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the European Swing Line Sublimit (or such greater amount as may be agreed by the Administrative Agent in its sole discretion), notwithstanding the fact that such European Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Multicurrency Revolving Loans and L/C Obligations of the Lender acting as European Swing Line Lender, may exceed the amount of such Lender’s Multicurrency Revolving Commitment; provided, however, that (i) after giving effect to any European Swing Line Loan, (A) the Total Multicurrency Revolving Outstandings shall not exceed the Aggregate Multicurrency Revolving Commitments, (B) the Multicurrency Revolving Credit Exposure of any Lender shall not exceed such Lender’s Multicurrency Revolving Commitment and (C) the Outstanding Amount of all Multicurrency Swing Line Loans shall not exceed the Multicurrency Swing Line Sublimit, (ii) each European Borrower shall not use the proceeds of any European Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the European Swing Line Lender shall not be under any obligation to make any European Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, each European Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each European Swing Line Loan shall bear interest at a rate per annum determined in accordance with Section 2.08(a). Immediately upon the making of a European Swing Line Loan, each Multicurrency Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the European Swing Line Lender a risk participation in such European Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such European Swing Line Loan.
(b)    Borrowing Procedures. At any time an Auto Borrow Agreement is not in effect, each Borrowing of Swing Line Loans shall be made upon the applicable Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) a Swing Line Loan Notice.  Each such notice must be received by such Swing Line Lender and the Administrative Agent not later than (w) 1:00 p.m. (Eastern time) for Domestic Swing Line Loans, (x) 11:00 a.m. (London time) for European Swing Line Loans and (y) 11:00 a.m. (Sydney time) for Australian Swing Line Loans and shall specify (i) the amount to be borrowed and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the applicable Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice.  Promptly after receipt by such Swing Line Lender of any telephonic Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless such Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to (w) 2:00 p.m. (Eastern time) for Domestic Swing Line Loans, (x) 12:00 (noon) (London time) for European Swing Line Loans and (y) 11:00 a.m. (Sydney time) for Australian Swing Line Loans (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to such Borrower.
(c)    Refinancing of Swing Line Loans.
(i)    Each Swing Line Lender at any time in its sole discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Lender make a Multicurrency Revolving Loan (that is a Base Rate Loan, with respect to a refinancing of a Domestic Swing Line Loan, or a Eurocurrency Rate Loan with the shortest applicable Interest Period, in the case of a refinancing of an Australian Swing Line Loan or a European Swing Line Loan) in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding, in each case to the extent that such Lender has a Multicurrency Revolving Commitment with respect to such Swing Line Loan. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Multicurrency Revolving Commitments and the conditions set forth in Section 5.02. Such Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of such Swing Line Lender at the Administrative Agent’s Office for the applicable currency payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Multicurrency Revolving Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to such Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Multicurrency Revolving Loans in accordance with Section 2.04(c)(i), the request for Multicurrency Revolving Loans submitted by a Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Administrative Agent for the account of any Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Multicurrency Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of such Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Multicurrency Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against any Swing Line Lender, the Company, any Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Multicurrency Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if a Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by such Swing Line Lender.
(ii)    If any payment received by a Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Lender shall pay to such Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of such Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The applicable Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Lender funds its Multicurrency Revolving Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the applicable Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.
(g)    Auto Borrow Arrangement. In order to facilitate the borrowing of Swing Line Loans, the Company and the applicable Swing Line Lender may mutually agree to, and are hereby authorized to, from time to time, enter into an agreement providing for “auto borrow” borrowing arrangements in form and substance satisfactory to the applicable Swing Line Lender and the Administrative Agent (the “Auto Borrow Agreement”) by such Swing Line Lender of Swing Line Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein.  At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swing Line Loans for all purposes hereof, except that Borrowings of Swing Line Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement.  For purposes of determining the Total Multicurrency Revolving Outstandings at any time during which one or more Auto Borrow Agreements are used in connection with Multicurrency Swing Line Loans, the Outstanding Amount of all Multicurrency Swing Line Loans shall be deemed to be the sum of the Outstanding Amount of Multicurrency Swing Line Loans at such time plus the maximum amount available to be borrowed under all of the Auto Borrow Agreement(s) with respect to such Multicurrency Swing Line Loans at such time.  For purposes of determining available amount for borrowings under the Domestic Swing Line Sublimit, the Australian Swing Line Sublimit or the European Swing Line Sublimit, as applicable, the available amount shall be an amount equal to (x) the Domestic Swing Line Sublimit, the Australian Swing Line Sublimit or the European Swing Line Sublimit, as applicable, less (y) the maximum amount available to be borrowed under all the applicable Auto Borrow Agreement(s) with respect to the Domestic Swing Line Loans, the Australian Swing Line Loans or the European Swing Line Loans, as applicable, at such time less (z) the Outstanding Amount of the Domestic Swing Line Loans, the Australian Swing Line Loans or the European Swing Line Loans at such time.
2.05    Prepayments.
(a)    Voluntary Prepayments of Loans.
(i)    Multicurrency Revolving Loans. Each Borrower may, upon delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Multicurrency Revolving Loans in whole or in part without premium or penalty; provided that such notice must be in a form acceptable to the Administrative Agent and, provided further that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Multicurrency Revolving Loans that are Eurocurrency Rate Loans denominated in Dollars, (2) four (4) Business Days prior to the requested date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies (other than Australian Dollars), (3) five (5) Business Days prior to prepayment of Eurocurrency Rate Loans denominated in a Special Notice Currency or Australian Dollars and (4) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date, the currency and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
(ii)    Swing Line Loans. At any time an Auto Borrow Agreement is not in effect, each Borrower may, upon delivery to the applicable Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $250,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(iii)    Term Loans. The Borrowers may, upon delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay a Term Loan in whole or in part without premium or penalty; provided that such notice must be in a form acceptable to the Administrative Agent and (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of a Term Loan shall be applied to such Term Loan selected by the applicable Borrower and to the remaining principal amortization payments of each such Term Loan in inverse order of maturity. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the applicable Term Loan in accordance with each Lender’s respective Applicable Percentage.
(b)    Mandatory Prepayments of Loans.
(i)    Multicurrency Revolving Commitments. If for any reason the Total Multicurrency Revolving Outstandings at any time exceed 105% of the Aggregate Multicurrency Revolving Commitments then in effect, the Company shall immediately prepay (or cause the applicable Designated Borrower to prepay) Multicurrency Revolving Loans and/or Multicurrency Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Multicurrency Revolving Loans and Multicurrency Swing Line Loans the Total Multicurrency Revolving Outstandings exceed the Aggregate Multicurrency Revolving Commitments then in effect.
(ii)    Dispositions and Recovery Events. The Company shall prepay the outstanding principal amount of the Term Loans as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by the Company and its Domestic Subsidiaries from Dispositions and Recovery Events consummated after the Restatement Date to the extent that such Net Cash Proceeds exceed $5,000,000 in the aggregate in any fiscal year of the Company and are not reinvested in assets (excluding current assets (other than inventory, as such term is defined in the UCC) as classified by GAAP) that are useful in the business of the Company and its Subsidiaries within three hundred and sixty (360) days following receipt thereof (it being understood that such prepayment shall be due immediately upon the expiration of such 360 day period to the extent such Net Cash Proceeds are not so reinvested).
(iii)    Debt Issuances. Immediately upon receipt by the Company or any Domestic Subsidiary of the Net Cash Proceeds of any Debt Issuance consummated after the Restatement Date, the Company shall prepay the outstanding principal amount of the Term Loans as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.
(iv)    Application of Mandatory Prepayments. All amounts required to be paid pursuant to Section 2.05(b)(i) shall be applied first, ratably to the L/C Borrowings and the Multicurrency Swing Line Loans, second, to the outstanding Multicurrency Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations. With respect to all amounts required to be prepaid pursuant to Sections 2.05(b)(ii) and (iii), such amounts shall be applied ratably to the outstanding Term Loans (in each case, to the remaining principal amortization payments of the Term Loans in inverse order of maturity).
Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment. Notwithstanding any other provision of this Section 2.05(b), with respect to any amount of Net Cash Proceeds subject to Section 2.05(b)(ii) or 2.05(b)(iii) attributable to a Foreign Subsidiary, in the event the Borrowers determine in good faith in consultation with the Administrative Agent that the upstreaming of cash equal to such amount by such Foreign Subsidiary (i) would violate any local Law (e.g., financial assistance, thin capitalization, corporate benefit, or the fiduciary and statutory duties of the directors of such Foreign Subsidiary) or any term of any Organization Document applicable to such Foreign Subsidiary required by Law, or (ii) would cause any material adverse tax consequence to the Borrowers and their Subsidiaries, then such amount shall be excluded from such Net Cash Proceeds; provided, that for one (1) year from the date on which the obligation to make the applicable prepayment arose, the Borrowers and such Foreign Subsidiary shall use all commercially reasonable efforts to overcome or eliminate any such restrictions or minimize any such costs of prepayment and, if successful, shall promptly make the applicable prepayment, unless the Borrowers shall have determined in good faith in consultation with the Administrative Agent that such actions would require the expenditure of a material amount of funds.
2.06    Termination or Reduction of Commitments.
(a)    Optional Termination or Reduction of Aggregate Multicurrency Revolving Commitments. The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Multicurrency Revolving Commitments, or from time to time permanently reduce the Aggregate Multicurrency Revolving Commitments; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $500,000 in excess thereof, (c) the Borrowers shall not terminate or reduce the Aggregate Multicurrency Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Multicurrency Revolving Outstandings would exceed the Aggregate Multicurrency Revolving Commitments and (d) if, after giving effect to any reduction of the Aggregate Multicurrency Revolving Commitments, the Letter of Credit Sublimit or the Multicurrency Swing Line Sublimit exceeds the amount of the Aggregate Multicurrency Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Multicurrency Lenders of any such notice of termination or reduction of the Aggregate Multicurrency Revolving Commitments. Any reduction of the Aggregate Multicurrency Revolving Commitments shall be applied to the Multicurrency Revolving Commitment of each Multicurrency Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Multicurrency Revolving Commitments shall be paid on the effective date of such termination.
(b)    Mandatory Termination or Reduction of Commitments.
(i)    Term Loan A-1 Commitment. The Term Loan A-1 Commitments of all of the Lenders shall automatically and permanently be reduced by the amount of any principal payment in respect of the “Term Loan A” under the Existing Facility Agreement after the Signing Date and prior to the Restatement Date. Any such reduction of the Term Loan A-1 Commitments shall be applied to the Term Loan A-1 Commitments of each Lender according to its Applicable Percentage.
(ii)    Commitments. All of the Commitments of all of the Lenders shall automatically and permanently terminate on the Outside Date if the Restatement Date does not occur on or prior to the Outside Date.
2.07    Repayment of Loans.
(a)    Multicurrency Revolving Loans. The applicable Borrower shall pay to the Lenders on the Maturity Date the aggregate principal amount of all Multicurrency Revolving Loans outstanding on such date.
(b)    Swing Line Loans. The applicable Borrower shall pay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Swing Line Loan is made and (ii) the Maturity Date.
(c)    Term Loan A-1-X and Term Loan A-1-Y. Commencing on the last Business Day of the first full calendar quarter ending after the Second Amendment Effective Date, the Company shall (a) repay the outstanding principal amount of the Term Loan A-1-Y in quarterly installments equal to $2,031,250 (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05) until the principal amount of the Term Loan A-1-Y has been in full and, (b) after the payment in full of the principal amount of the Term Loan A-1-Y, repay the outstanding principal amount of the Term Loan A-1-X in quarterly installments equal to $2,031,250 (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), in each case, with such installments due and payable on the last Business Day of each calendar quarter (unless accelerated sooner pursuant to Section 9.02), with all remaining unpaid principal and accrued interest on the Term Loan A-1-X and the Term Loan A-1-Y due and payable on the Maturity Date.
(d)    Term Loan A-2-X and Term Loan A-2-Y. Commencing on the last Business Day of the first full calendar quarter ending after the Second Amendment Effective Date, the Company shall (a) repay the outstanding principal amount of the Term Loan A-2-Y in quarterly installments equal to $4,631,250 (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05) until the principal amount of the Term Loan A-2-Y has been in full and, (b) after the payment in full of the principal amount of the Term Loan A-2-Y, repay the outstanding principal amount of the Term Loan A-2-X in quarterly installments equal to $4,631,250 (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), in each case, with such installments due and payable on the last Business Day of each calendar quarter (unless accelerated sooner pursuant to Section 9.02), with all remaining unpaid principal and accrued interest on the Term Loan A-2-X and the Term Loan A-2-Y due and payable on the Maturity Date.
(e)    Term Loan A-3. Commencing on the last Business Day of the first full calendar quarter ending after the Restatement Date, Interface Netherlands Manufacturing shall repay the outstanding principal amount of the Term Loan A-3 in quarterly installments equal to 1.25% of the initial principal amount of the Term Loan A-3 (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), with such installments due and payable on the last Business Day of each calendar quarter (unless accelerated sooner pursuant to Section 9.02), with all remaining unpaid principal and accrued interest on the Term Loan A-3 due and payable on the Maturity Date.
(f)    Term Loan A-4. Commencing on the last Business Day of the first full calendar quarter ending after the Restatement Date, Interface Australia Holdings shall repay the outstanding principal amount of the Term Loan A-4 in quarterly installments equal to 1.25% of the initial principal amount of the Term Loan A-4 (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), with such installments due and payable on the last Business Day of each calendar quarter (unless accelerated sooner pursuant to Section 9.02), with all remaining unpaid principal and accrued interest on the Term Loan A-4 due and payable on the Maturity Date.
2.08    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Domestic Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate (or with respect to any Domestic Swing Line Loan advanced pursuant to an Auto Borrow Agreement, such other rate as separately agreed in writing between the Company and the Domestic Swing Line Lender); (iv) each Australian Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) with respect to Australian Swing Line Loans denominated in Australian Dollars, the Australian Base Rate plus the Applicable Rate for Eurocurrency Rate Loans or such other rate per annum as the Australian Swing Line Lender and the applicable Australian Borrower shall mutually agree and (B) with respect to Australian Swing Line Loans denominated in U.S. Dollars, such rate per annum as the Australian Swing Line Lender and the applicable Australian Borrower shall mutually agree and (v) each European Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) with respect to European Swing Line Loans denominated in Euro or Sterling, the LIBOR Daily Floating Rate plus the Applicable Rate for Eurocurrency Rate Loans or such other rate per annum as the European Swing Line Lender and the applicable European Borrower shall mutually agree and (B) with respect to European Swing Line Loans denominated in Dollars, such rate per annum as the European Swing Line Lender and the applicable European Borrower shall mutually agree.
(b)        If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)    If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent and in the manner permitted by applicable Laws.
(ii)    Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. To the extent that any calculation of interest or any fee required to paid under this Agreement shall be based on (or result in) a calculation that is less than zero (or a higher floor, if applicable, as set forth in this Agreement), such calculation shall be deemed zero (or such higher floor, if applicable, as set forth in this Agreement) for purposes of this Agreement.
(d)    For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
2.09    Fees.
In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)    Multicurrency Commitment Fee. The Company shall pay to the Administrative Agent, for the account of each Multicurrency Lender in accordance with its Applicable Percentage, a commitment fee in Dollars (the “Multicurrency Commitment Fee”) equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Multicurrency Revolving Commitments exceed the sum of (A) the Outstanding Amount of Multicurrency Revolving Loans and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Multicurrency Swing Line Loans shall not be counted towards or considered usage of the Aggregate Multicurrency Revolving Commitments for purposes of determining the Multicurrency Commitment Fee. The Multicurrency Commitment Fee shall accrue at all times during the Multicurrency Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Restatement Date, and on the last day of the Multicurrency Availability Period. The Multicurrency Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Other Fees.
(i)    The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Company shall pay to the Lenders, in Dollars, such fees, if any, as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under this Agreement. Each Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
2.11    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to any Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of each Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.11 (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans or in the case of Alternative Currencies in accordance with such market practice, in each case, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Cash Collateral.
(a)    Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Maturity Date, any L/C Obligation for any reason remains outstanding, (iii) any Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c) or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(b) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then within two (2) Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(b)    Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other personal property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided (other than Liens permitted under Section 8.01(m)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company shall pay (or shall cause the applicable Designated Borrower to pay) on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.15    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or any Swing Line Lender hereunder; third, if such Defaulting Lender is a Multicurrency Lender, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) if such Defaulting Lender is a Multicurrency Lender, Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or any Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or any Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Multicurrency Revolving Commitments hereunder without giving effect to Section 2.15(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.15(b) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(b)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Multicurrency Revolving Commitment) but only to the extent that such reallocation does not cause (A) the aggregate Multicurrency Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Multicurrency Revolving Commitment or (B) aggregate Multicurrency Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Multicurrency Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(c)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in Section 2.15(b) above cannot, or can only partially, be effected, the Company or the applicable Borrower(s) shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay the applicable Swing Line Loans in an amount equal to the applicable Swing Line Lenders’ Fronting Exposure and (y) second, if the Defaulting Lender is a Multicurrency Lender, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(d)    Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lenders and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.16    Designated Borrowers.
(a)    Designated Borrowers on Signing Date. Effective as of the Signing Date, each of the Subsidiaries set forth on Schedule 2.16 and identified as “Designated Borrowers” on the signature pages to the Restatement Agreement shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement.
(b)    Addition of Designated Borrowers after the Signing Date. The Company may at any time and from time to time after the Signing Date, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request to designate any additional Foreign Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each applicable Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.16-1 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein (i) the Administrative Agent and the Lenders that are to provide Commitments and/or Loans in favor of an Applicant Borrower must each agree in writing to such Applicant Borrower becoming a Designated Borrower and (ii) the Administrative Agent and such Lenders shall have received such supporting resolutions, incumbency certificates, “know your customer” information, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent, and Notes signed by such new Borrowers to the extent any Lender so requires (the requirements in clauses (i) and (ii) hereof, the “Designated Borrower Requirements”). If the Designated Borrower Requirements are met, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.16-2 (a “Designated Borrower Notice”) to the Company and the applicable Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the applicable Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date.
(c)    Several Liability of Designated Borrowers. The obligations of the Designated Borrowers under this Agreement and the other Loan Documents are several (and not joint and several). The obligations of each Designated Borrower with respect to Credit Extensions made to, or for the account of, such Designated Borrower shall be primary obligations of such Designated Borrower. No Designated Borrower shall be obligated to (a) repay the principal amount of or to pay accrued interest on any Loans made to or for the account of any other Borrower; (b) pay any amounts with respect to any Letters of Credit issued at the request of or for the account of any Borrower nor (c) procure that any other Borrower performs the Obligations it owes to any Loan Party.
(d)    Appointment. Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.16 hereby irrevocably appoints the Company to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Company may execute such documents on behalf of such Designated Borrower as the Company, subject to clause (c) above, deems appropriate in its sole discretion and each Designated Borrower shall be obligated by all of the terms of any such document executed on its behalf (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Company shall be deemed delivered to each Designated Borrower, (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each Guarantor and (iv) the representations and warranties made in Article VI by each Loan Party that is a Designated Borrower are only being made by such Designated Borrower in respect of itself and not in respect of any other Loan Party.
(e)    Termination of Status. The Company may from time to time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such; provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
(f)    No Base Rate Loans. Notwithstanding anything contained to the contrary in this Agreement or any other Loan Document, no Designated Borrower may borrow Base Rate Loans under this Agreement.
2.17    [Reserved].
2.18    Designated Lender.
Each Lender at its option may make any Credit Extension to any Borrower by causing any domestic or foreign branch or Affiliate of such Lender (each, a “Designated Lender”) to make such Credit Extension (and in the case of an Affiliate, the provisions of Sections 3.01 through 3.05 and 11.04 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Credit Extension in accordance with the terms of this Agreement; provided, however, if, in any applicable jurisdiction, the Administrative Agent, the L/C Issuer or any Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, the L/C Issuer or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension to any Designated Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled.  Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law), (B) to the extent applicable to the L/C Issuer, Cash Collateralize that portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
2.19    Incremental Facilities.
The Company shall have the right at any time and from time to time after the Signing Date, upon at least five (5) Business Days’ (or such lesser period as the Administrative Agent may agree) prior written notice to the Administrative Agent, to increase the Aggregate Multicurrency Revolving Commitments (any such increase, an “Incremental Revolving Increase”) or establish one or more additional term loans under this Agreement (each such term loan, an “Incremental Term Loan”; each Incremental Revolving Increase and each Incremental Term Loan are referred to collectively as “Incremental Facilities”) by an agreement in writing entered into by the Loan Parties, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Incremental Facility (each an “Incremental Facility Amendment”); provided that, subject to Section 1.03(e):
(a)    (x) during the Relief Period, the Company may incur Incremental Facilities in an unlimited aggregate initial principal amount so long as, after giving effect to the relevant Incremental Facility on a Pro Forma Basis (assuming, for purposes of this calculation, that the full amount of such Incremental Facility is fully drawn and without netting the cash proceeds of such Incremental Facility), the Consolidated Net Leverage Ratio does not exceed 2.50:1.00 recomputed as of the last day of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b) and (y) at all times other than during the Relief Period, the aggregate initial principal amount of all Incremental Facilities shall not exceed the greater of (i) US$250,000,000 and (ii) an unlimited amount so long as, after giving effect to the relevant Incremental Facility on a Pro Forma Basis (assuming, for purposes of this calculation, that the full amount of such Incremental Facility is fully drawn and without netting the cash proceeds of such Incremental Facility), the Consolidated Net Leverage Ratio does not exceed 2.50:1.00 recomputed as of the last day of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b);
(b)    no Default shall have occurred and be continuing on the date on which such Incremental Facility becomes effective or would exist after giving effect to such Incremental Facility;
(c)    such Incremental Facility shall be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree);
(d)    such Incremental Facility shall be effective only upon receipt by the Administrative Agent of (x) commitments to provide such Incremental Facility from Persons (including existing Lenders) that qualify as Eligible Assignees and (y) documentation from each Person providing a commitment to an Incremental Facility evidencing its commitment in form and substance acceptable to the Administrative Agent;
(e)    the Borrowers shall have delivered to the Administrative Agent:
(i)    a certificate of each Loan Party dated as of the date of such Incremental Facility signed by a Responsible Officer of such Loan Party (A) certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Loan Party approving such Incremental Facility and (B) in the case of the Company, certifying that, before and after giving effect to such Incremental Facility, (1) the representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (other than a representation or warranty qualified by materiality or a Material Adverse Effect, which representation and warranty shall be true and correct in all respects) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than a representation or warranty qualified by materiality or a Material Adverse Effect, which representation and warranty shall be true and correct in all respects) as of such earlier date and (2) no Default exists;
(ii)    such amendments to the Collateral Documents as the Administrative Agent may reasonably request to cause the Collateral Documents to secure the Obligations after giving effect to such Incremental Facility; and
(iii)    customary opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender (including each Person providing a commitment to such Incremental Facility), dated as of the effective date of such Incremental Facility;
(f)    the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to the incurrence of such Incremental Facility on a Pro Forma Basis (assuming, for purposes of this calculation, that the full amount of such Incremental Facility is fully drawn and without netting the cash proceeds of such Incremental Facility), the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b);
(g)    if any Multicurrency Revolving Loans are outstanding at the time of an Incremental Revolving Increase, the Company shall, if applicable, prepay one or more existing Multicurrency Revolving Loans (such prepayment to be subject to Section 3.05) in an amount necessary such that after giving effect to such Incremental Revolving Increase, each Lender will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Multicurrency Revolving Commitments) of outstanding Multicurrency Revolving Loans;
(h)    any Incremental Revolving Increase under this Section shall have terms identical to those for the Multicurrency Revolving Loans under this Agreement; provided that any upfront fees payable to the Lenders providing such Incremental Revolving Increase may differ from those paid in connection with the then existing Multicurrency Revolving Commitments;
(i)    the amortization, pricing and use of proceeds applicable to any Incremental Term Loan shall be as set forth in the definitive documentation therefor; provided that such Incremental Term Loan shall have a final maturity date that is coterminous with or later than the Maturity Date or the maturity date of any outstanding Incremental Term Loan and the weighted average life to maturity of such Incremental Term Loan shall be no shorter than the remaining weighted average life to maturity of the Term Loans or any outstanding Incremental Term Loan;
(j)    each Incremental Term Loan shall share ratably in any prepayments of the other Term Loans pursuant to Section 2.05 (or otherwise provide for more favorable prepayment treatment for the then outstanding Term Loans) and shall have ratable voting rights as the other Term Loans (or otherwise provide for more favorable voting rights for the then outstanding Term Loans); and
(k)    no Lender shall have any obligation to provide a commitment to an Incremental Facility and any decision by a Lender to provide a commitment to an Incremental Facility shall be made in its sole discretion independently from any other Lender.
The commitments to each Incremental Facility and credit extensions under each Incremental Facility shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents. The Lenders hereby authorize the Administrative Agent to enter into, and the Lenders agree that this Agreement and the other Loan Documents shall be amended by, such Incremental Facility Amendments to the extent (and only to the extent) the Administrative Agent deems necessary in order to establish Incremental Facilities on terms consistent with and/or to effect the provisions of this Section 2.19. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment.
Article III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)    Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01(e)-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e)-2 or Exhibit 3.01(e)-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e)-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Signing Date.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Credit Extensions whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars, an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars, any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company (or the applicable Designated Borrower) shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Company (or the applicable Designated Borrower) shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates.
If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof (a) the Administrative Agent determines that (i) deposits (whether in Dollars, an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars, an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”) or (b) the Administrative Agent determines that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for (x) with respect to Eurocurrency Rate Loans denominated in Dollars, a Borrowing of Base Rate Loans in Dollars in the amount specified therein and (y) with respect to any Eurocurrency Rate Loans denominated in any currency other than Dollars, a loan bearing interest at a comparable or successor rate which is approved by the Administrative Agent.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of the first sentence of this Section, the Administrative Agent, in consultation with the Company and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent notifies the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.
3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or the L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)    Mandatory Costs. If any Lender or the L/C Issuer incurs any Mandatory Costs attributable to the Obligations, then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.
(d)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(e)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(f)    Reserves on Eurocurrency Rate Loans. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
3.05    Compensation for Losses.
Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;
(c)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13; or
(d)    any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06    Mitigation of Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or the cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 11.13.
3.07    Successor LIBOR.
Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 11.01 hereof), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Company) that the Company or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining the Applicable Reference Rate for an Applicable Currency for any requested Interest Period, because the Screen Rate for such Applicable Currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the administrator of the Screen Rate for an Applicable Currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Applicable Reference Rate for an Applicable Currency or the Screen Rate for an Applicable Currency shall no longer be made available, or used for determining the interest rate of loans denominated in such Applicable Currency; provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide the Applicable Reference Rate for such Applicable Currency after such specific date (such specific date, the “Scheduled Unavailability Date”); or
(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Applicable Reference Rate for an Applicable Currency,
then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Applicable Reference Rate for the Applicable Currency in accordance with this Section 3.07 with (x) in the case of Dollars, one or more SOFR-Based Rates or (y) another alternate benchmark rate, giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in the Applicable Currency for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in the Applicable Currency for such benchmarks, each of which adjustments or methods for calculating such adjustments shall be published on one or more information services as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (each, an “Adjustment;” and any such proposed rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment in the form approved by the Administrative Agent and the Company to all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace the Applicable Reference Rate with respect to Eurocurrency Rate Loans denominated in Dollars with a rate described in clause (x), object to any Adjustment; or (B) in the case of an amendment to replace the Applicable Reference Rate with respect to Eurocurrency Rate Loans denominated in the Applicable Currency with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such Successor Rate for the Applicable Currency shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate for such Applicable Currency shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
If no Successor Rate has been determined for the Applicable Currency and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in each such Applicable Currency shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in each such affected Applicable Currency (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted each such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding affected Eurocurrency Rate Loans denominated in Dollars will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (B) any outstanding affected Eurocurrency Rate Loans denominated in an Alternative Currency, at the Company’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Eurocurrency Rate Loan at the end of the applicable Interest Period or (2) be prepaid at the end of the applicable Interest Period in full; provided that if no election is made by the Company by the earlier of (x) the date that is three Business Days after receipt by the Company of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Company shall be deemed to have elected clause (1) above.
Notwithstanding anything else herein, any definition of a Successor Rate in respect of any Applicable Currency shall provide that in no event shall such Successor Rate be less than zero (or a higher floor, if applicable, as set forth in the proviso at the end the definition of Eurocurrency Rate) for purposes of this Agreement.
In connection with the implementation of a Successor Rate in respect of any Applicable Currency, the Administrative Agent will have the right to make Successor Rate Conforming Changes with respect to such currency from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Rate Conforming Changes for the Applicable Currency to the Lenders reasonably promptly after such amendment becomes effective.
3.08    Survival.
All of the Loan Parties’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.
3.09    Withholding Taxes.
For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans under this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
Article IV

GUARANTY
4.01    The Guaranty.
Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, the L/C Issuer, the Lenders and each other holder of Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.
4.02    Obligations Unconditional.
The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;
(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected;
(e)    any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor); or
(f)    any law or regulation of any jurisdiction or any other event affecting any term of a guaranteed obligation.
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03    Reinstatement.
The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the actual fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
4.04    Certain Additional Waivers.
Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05    Remedies.
The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.
4.06    Rights of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.
4.07    Guarantee of Payment; Continuing Guarantee.
The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.
4.08    Keepwell.
Each Domestic Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Domestic Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.08 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 4.08 to constitute, and this Section 4.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.
Article V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
5.01    Restatement Date.
The obligation of each Lender and the L/C Issuer to make any Credit Extension on the Restatement Date is subject solely to the satisfaction or waiver (in accordance with Section 11.01) of each of the conditions set forth in Section 5 of the Restatement Agreement (subject to the Certain Funds Provisions set forth in Section 6 of the Restatement Agreement).
5.02    Conditions to all Credit Extensions.
The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) after the Restatement Date is subject to the following conditions precedent:
(a)    Representations and Warranties. Subject to Section 1.03(e) in the case of an Incremental Term Loan, the representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (other than a representation or warranty qualified by materiality or a Material Adverse Effect, which representation and warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than a representation or warranty qualified by materiality or a Material Adverse Effect, which representation and warranty shall be true and correct in all respects) as of such earlier date.
(b)    No Default. Subject to Section 1.03(e) in the case of an Incremental Term Loan, no Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    Request for Credit Extension. The Administrative Agent and, if applicable, the L/C Issuer or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    Designated Borrowers. If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.16 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.
(e)    Alternative Currency. In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.
(f)    Legal Impediment. There shall be no impediment, restriction, limitation or prohibition imposed under applicable Law or by any applicable Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to rights created under any Loan Document or as to application of the proceeds or the realization of any such rights.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
Article VI

REPRESENTATIONS AND WARRANTIES
The Loan Parties represent and warrant to the Administrative Agent and the Lenders on the Restatement Date (subject to Section 6 of the Restatement Agreement) and on the date of each Credit Extension after the Restatement Date (to the extent set forth in Section 5.02):
6.01    Existence, Qualification and Power.
Each Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except that (1) with respect to any Subsidiary that is not a Loan Party or Material Subsidiary referred to in clause (a), any failure to do so could not reasonably be expected to have a Material Adverse Effect and (2) with respect to any Borrower or Subsidiary referred to in clauses (b)(i) or (c), any failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02    Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
6.03    Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings and recordings to perfect the Liens created by the Collateral Documents.
6.04    Binding Effect.
Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party that is party thereto in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.
6.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show (either in the text or the footnotes thereto) all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for known taxes and material commitments.
(b)    From the date of the Audited Financial Statements to and including the Signing Date, there has been no Disposition or any Recovery Event of any material part of the business or property of the Company and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Signing Date.
(c)    The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby.
(d)    Since December 31, 2017, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
6.06    Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.
6.07    No Default.
(a)    No Borrower or any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.
(b)    No Default has occurred and is continuing.
6.08    Ownership of Property; Liens.
Each Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title or leasehold interest as could not reasonably be expected to have a Material Adverse Effect. The property of each Borrower and its Subsidiaries is not subject to any Liens other than Permitted Liens.
6.09    Environmental Compliance.
Except as could not reasonably be expected to have a Material Adverse Effect:
(a)    Each of the facilities and real properties owned, leased or operated by the Company or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by each Borrower and its Subsidiaries at such time (the “Businesses”), and there are no conditions relating to the Facilities or the Businesses that would reasonably be expected to give rise to liability under any applicable Environmental Laws.
(b)    None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
(c)    No Borrower or any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge that any such notice is being threatened.
(d)    Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of the Company or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
(e)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Company or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Borrower, any Subsidiary, the Facilities or the Businesses.
(f)    There has been no release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of the Company or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
6.10    Insurance.
(a)    The properties of each Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or the applicable Subsidiary operates.
(b)    Each Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by Flood Insurance Laws or as otherwise reasonably required by the Administrative Agent.
6.11    Taxes.
Each Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed (subject to valid extensions), and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. No Borrower or any Subsidiary is party to any tax sharing agreement or tax funding agreement. No Australian Borrower is, or will become, a member of any Consolidated Group or GST Group.
6.12    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the Responsible Officers of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    No ERISA Event has occurred, or is reasonably expected to occur, that has resulted in, or is reasonably expected to result in, a Material Adverse Effect.
(d)    No Loan Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.
(e)    As of the First Amendment Effective Date, no Loan Party is or will be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Loan Party’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.
6.13    Subsidiaries.
Set forth on Schedule 6.13 is a complete and accurate list as of the Signing Date of each Subsidiary, together with (a) jurisdiction of organization, (b) number of shares of each class of Equity Interests outstanding, and (c) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Company or any Subsidiary. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non‑assessable.
6.14    Margin Regulations; Investment Company Act.
(a)    No Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of such Borrower only or of such Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.
(b)    No Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15    Disclosure.
Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Signing Date, the Restatement Date, and the date of delivery of any Beneficial Ownership Certification after the Restatement Date, the information included in the most recently delivered Beneficial Ownership Certification is true and correct in all respects.
6.16    Compliance with Laws.
Each Borrower and each Subsidiary is in compliance with the requirements of all material Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.17    Intellectual Property; Licenses, Etc.
Each Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that as of the Signing Date a Domestic Loan Party owns and (ii) all licenses of IP Rights of each Domestic Loan Party registered with the United States Copyright Office or the United States Patent and Trademark Office as of the Signing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Responsible Officer of any Loan Party know of any such claim. To the knowledge of the Responsible Officers of the Loan Parties, neither the use of any IP Rights by the Company or any Subsidiary nor the granting of a right or a license in respect of any IP Rights from the Company or any Subsidiary infringes on any rights of any other Person. As of the Signing Date, and except for certain intercompany licensing agreements currently in effect among Company and a number of its Subsidiaries, none of the IP Rights owned by any Domestic Loan Party is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.
6.18    Solvency.
The Company and its Subsidiaries on a consolidated basis are Solvent.
6.19    Perfection of Security Interests in the Collateral.
Subject to the Certain Funds Provision in Section 6 of the Restatement Agreement, the Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.
6.20    Business Locations; Taxpayer Identification Number.
Set forth on Schedule 6.20-1 is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Signing Date (identifying whether such real property is owned or leased and which Loan Party owns or leases such real property). Set forth on Schedule 6.20-2 is the chief executive office, U.S. tax payer identification number and organizational identification number (or unique identification number of each Designated Borrower that has been issued by its jurisdiction of organization and the name of such jurisdiction) of each Loan Party as of the Signing Date. Set forth on Schedule 6.20-3 is the exact legal name and state of organization of each Loan Party as of the Signing Date. Except as set forth on Schedule 6.20-4 no Loan Party has during the five (5) years preceding the Signing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in organizational structure.
6.21    OFAC; Anti-Money Laundering Laws; Patriot Act; FCPA.
(a)    No Loan Party, nor any Subsidiary, nor, to the knowledge of any Responsible Officer of any of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, the Investment Ban List, the list maintained pursuant to the Charter of the United Nations Act 1945 (Cth), the Charter of the United Nations (Dealing with Assets) Regulations 2008 (Cth), the Autonomous Sanctions Act 2011 (Cth), the Autonomous Sanctions Regulations 2011 (Cth) or any similar list enforced by any other relevant sanctions authority or (iii) located, organized, resident or doing business in a Designated Jurisdiction, except in the case of doing business to the extent permitted under the applicable Sanction program so long as the Loan Parties have provided written notice to the Administrative Agent (for further distribution to the Lenders) of such business activities, and, if reasonably requested by any Lender, such additional information with respect to such business activities.
(b)    Neither the Borrower nor, to the knowledge of any Responsible Officer of any Borrower or their Subsidiaries, any of its Affiliates (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that the Borrower and its Subsidiaries each is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.
(c)    Each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) and (c) the AML/CTF Act.
(d)    No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(e)    The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Criminal Code Act 1995 (Cth) and other similar anti-corruption legislation in other applicable jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
6.22    Labor Relations.
There are no strikes, lockouts or other material labor disputes or grievances against any Borrower or any of its Subsidiaries, or, to the knowledge of a Responsible Officer of any Loan Party, threatened against or affecting any Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against any Borrower or any of its Subsidiaries, or to the knowledge of a Responsible Officer of any Loan Party, threatened against any of them before any Governmental Authority, in each case except for such events that could not reasonably be expected to have a Material Adverse Effect. All payments due from any Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of any such Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.23    Representations as to Designated Borrowers.
(a)    Each Designated Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Designated Borrower, the “Applicable Designated Borrower Documents”), and the execution, delivery and performance by such Designated Borrower of the Applicable Designated Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Designated Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Designated Borrower is organized and existing in respect of its obligations under the Applicable Designated Borrower Documents.
(b)    The Applicable Designated Borrower Documents are in proper legal form under the Laws of the jurisdiction in which such Designated Borrower is organized and existing for the enforcement thereof against such Designated Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Borrower Documents subject to applicable Debtor Relief Laws and general principles of equity. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Borrower Documents that the Applicable Designated Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Designated Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Designated Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Designated Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
(c)    There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Designated Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Designated Borrower Documents or (ii) on any payment to be made by such Designated Borrower pursuant to the Applicable Designated Borrower Documents, except (a) as has been disclosed to the Administrative Agent and (b) for any withholding that is subject to an exemption or otherwise does not apply due to the application of any applicable tax treaty.
(d)    The execution, delivery and performance of the Applicable Designated Borrower Documents executed by such Designated Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Designated Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
(e)    The choice of the law of the State of Georgia as the governing law of the Loan Documents will be recognized and enforced in each Borrower’s jurisdiction of organization and any judgment obtained in Georgia in relation to a Loan Document will be recognized and enforced in each Borrower’s jurisdiction of organization.
(f)    Under the Laws of the jurisdiction in which each Borrower is organized it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents.
6.24    Luxembourg Specific Representations.
(a)    To the extent that any Borrower is a Luxembourg Loan Party, the place of central administration (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)), the center of main interests (centre des intérêts principaux) of such Luxembourg Loan Party is located at the place of its registered office (siège statutaire) in Luxembourg.
(b)    To the extent that any Borrower is a Luxembourg Loan Party, such Luxembourg Loan Party does not carry out any activity in the financial sector on a professional basis (as referred to in the Luxembourg law dated 5 April 1993 on the financial sector, as amended from time to time) or any activity requiring the granting of a business license under the Luxembourg law dated 2 September 2011, as amended, governing the access to the professions of skilled craftsman, tradesman, manufacturer, as well as to certain liberal professions.
(c)    To the extent that any Borrower is a Luxembourg Loan Party, such Luxembourg Loan Party complies with all requirements of the Luxembourg law of 31 May 1999 on the domiciliation of companies, as amended, and all related regulations.
(d)    To the extent that any Borrower is a Luxembourg Loan Party, such Luxembourg Loan Party is not, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, be in a state of cessation of payments (cessation des paiements), or be deemed to be in such state, and has not lost, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, lose its creditworthiness (ébranlement de crédit), or be deemed to have lost such creditworthiness and is not aware, or may be not reasonably be aware, of such circumstances.
6.25    Affected Financial Institution.
No Loan Party is an Affected Financial Institution.

6.26    No Australian Trust.
No Australian Borrower is acting as trustee or agent in entering into the Loan Documents, except to the extent expressly provided in the Loan Documents or disclosed in writing to the Administrative Agent.
Article VII

AFFIRMATIVE COVENANTS
As of and at all times following the Restatement Date until the Facility Termination Date, each Loan Party shall and shall cause each Subsidiary (or Material Subsidiary, as applicable) to:
7.01    Financial Statements.
Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the first fiscal year ending on or after the Restatement Date, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(b)    as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the fiscal quarter ending on or after the Restatement Date, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity and cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(c)    as soon as available, but in any event within thirty (30) days after the beginning of each fiscal year of the Company, commencing with the fiscal year ending on or after the Restatement Date, reasonably detailed forecasts prepared by management of the Company, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a quarterly basis for such fiscal year (including the fiscal year in which the Maturity Date occurs).
As to any information contained in materials furnished pursuant to Section 7.02(c), the Company shall not be separately required to furnish such information under Section 7.01(a) or 7.01(b), but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Section 7.01(a) or 7.01(b) at the times specified therein.
7.02    Certificates; Other Information.
Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    substantially concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;
(b)    substantially concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of the Company or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which the Company or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(d)    within one (1) Business Day after the Restatement Date (or such later date as may be agreed by the Administrative Agent), a certificate of a Responsible Officer of the Company containing reasonably detailed calculations of the Consolidated Net Leverage Ratio recomputed as of the end of the period of the four fiscal quarters most recently ended prior to the Restatement Date for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the Transactions on a Pro Forma Basis;
(e)    within thirty (30) days of the delivery of the financial statements referred to in Sections 7.01(a), and promptly at such other times upon the request of the Administrative Agent, a report signed by a Responsible Officer of the Company that supplements Schedule 6.17 such that, as supplemented, such Schedule would be accurate and complete in all material respects as of such date (if no supplement is required to cause such Schedule to be accurate and complete in all material respects as of such date, then the Company shall not be required to deliver such a report);
(f)    promptly after any reasonable request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;
(g)    promptly, and in any event within five (5) Business Days after receipt thereof by the Company or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other non-routine reviews and/or inquiries by such agency regarding financial or other operational results of the Company or any Subsidiary; and
(h)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the AML/CTF Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws;
(i)    promptly following any change to the list of beneficial owners identified in the Beneficial Ownership Regulation, a new Beneficial Ownership Certification; and
(j)    promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.01(a) or 7.01(b) or Section 7.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such document is filed with the SEC in a publicly available format on the SEC’s EDGAR system, or any successor thereto, (ii) on which any Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (iii) on which such documents are posted on any Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver a paper copy of such document to the Administrative Agent upon its request to the Company to deliver such a paper copy. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Borrower or its securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information”. Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”
7.03    Notices.
Promptly notify the Administrative Agent and each Lender of:
(a)    the occurrence of any Default.
(b)    any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    the occurrence of any ERISA Event.
(d)    any material change in accounting policies or financial reporting practices by the Company or any Subsidiary, including any determination by the Company referred to in Section 2.10(b).
(e)    any Disposition of property or assets with a fair market value in excess of $10,000,000.
Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
7.04    Payment of Taxes.
Pay and discharge as the same shall become due and payable all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary.
7.05    Preservation of Existence, Etc.
(a)    Preserve, renew and maintain in full force and effect the legal existence of each Borrower, each Guarantor and each Material Subsidiary under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.
(b)    Preserve, renew and maintain in full force and effect the good standing of each Borrower, each Guarantor and each Material Subsidiary under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.
(c)    Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, of each Borrower, each Guarantor and each Material Subsidiary.
(d)    Preserve or renew all of its IP Rights, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect, of each Borrower, each Guarantor and each Material Subsidiary.
7.06    Maintenance of Properties.
(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.
(b)    Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.07    Maintenance of Insurance.
(a)    Maintain insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types, in such amounts and with such deductibles and self-insurance retentions as are customarily carried under similar circumstances by such other Persons. Such insurance shall be maintained with financially sound and reputable insurance companies or through self-insurance, and may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the customary practices of business enterprises of established reputation similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section 7.07, any Loan Party may effect workers’ compensation or similar insurance in respect of operations in any state or any other jurisdiction through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable Laws.
(b)    Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by Flood Insurance Laws or as otherwise reasonably required by the Administrative Agent or any Lender, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.
(c)    Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days’ (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.
7.08    Compliance with Laws.
Comply with the requirements of all material Laws (including material Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.09    Books and Records.
(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower or such Subsidiary, as the case may be.
(b)    Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.
7.10    Inspection Rights.
(a)    Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, (x) so long as no Event of Default exists, the Company shall only be responsible for the reasonable costs and expenses incurred by one such visit or inspection per calendar year at a location within the contiguous United States and (y) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.
(b)    If requested by the Administrative Agent in its sole discretion at any time during the existence of any Event of Default, permit the Administrative Agent, and its representatives, upon reasonable advance notice to the Company, to conduct an annual audit of the Collateral at the expense of the Company.
(c)    If requested by the Administrative Agent in its sole discretion at any time during the existence of any Event of Default, promptly deliver to the Administrative Agent (a) asset appraisal reports with respect to the Collateral, and (b) a written audit of the accounts receivable, inventory, payables, controls and systems of each Borrower and its Subsidiaries.
7.11    Use of Proceeds.
(a)    Use the proceeds of the Term Loan A-1 (which, as of the Second Amendment Effective Date, is allocated into the Term Loan A-1-X and the Term Loan A-1-Y) to refinance in full the outstanding principal amount of the term loan A under the Existing Facility Agreement.
(b)    Use the proceeds of the Term Loan A-2, (which, as of the Second Amendment Effective Date, is allocated into the Term Loan A-2-X and the Term Loan A-2-Y) and the Term Loan A-3 to finance a portion of the cash purchase price of the Target Acquisition, to repay the existing Indebtedness of the Target and its Subsidiaries and to pay fees and expenses incurred in connection with the Transactions.
(c)    Use the proceeds of the Term Loan A-4 to refund cash and/or borrowings under the Existing Facility Agreement used by Interface Australia Holdings to consummate the RPS Buyback.
(d)    Use the proceeds of the Multicurrency Revolving Credit Facility (i) on the Restatement Date to refinance the outstanding principal amount of the revolving loans and swing line loans under the Existing Facility Agreement, to pay all accrued but unpaid fees and interest under the Existing Facility Agreement and to pay fees and expenses incurred in connection with the Transactions and (ii) after the Restatement Date, to finance working capital and other lawful corporate purposes, including capital expenditures, Permitted Acquisitions and Junior Payments, not in contravention of any Law or of any Loan Document.
7.12    Additional Guarantors.
(a)    Within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after any Person becomes a Material Domestic Subsidiary, cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement and (b) deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that (x) no Material Domestic Subsidiary of the Target shall be required to become a Guarantor pursuant to this Section 7.12(a) (or pledge its property as Collateral pursuant to Section 7.13) and (y) if at any time after the Restatement Date a majority of the shares of Voting Equity Interests of any Material Domestic Subsidiary of the Target are transferred to the Company or any Domestic Subsidiary of the Company, then the Company shall comply with this Section 7.12(a) within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after the date of such transfer.
(b)    Notwithstanding the foregoing, if at any time any Domestic Subsidiary that is not a Guarantor provides a Guarantee of any Material Indebtedness, then the Company will cause such Domestic Subsidiary to, concurrent with providing such Guarantee, (i) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement and (ii) deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
7.13    Pledged Assets.
Subject to the Certain Funds Provision in Section 6 of the Restatement Agreement:
(a)    Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Material Domestic Subsidiary owned by any Domestic Loan Party and (ii) 65% (or such greater percentage that, due to a change in an applicable Law after the Signing Date, (A) could not reasonably be expected to cause the undistributed earnings of such Material Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956‑2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956‑2(c)(2)) in each Material Foreign Subsidiary directly owned by any Domestic Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the Collateral Documents, and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including, any filings and deliveries to perfect such Liens and favorable opinions of counsel all in form and substance reasonably satisfactory to the Administrative Agent; provided, that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (1) the Equity Interests of any Domestic Subsidiary owned by a Foreign Subsidiary shall not be subject to a Lien in favor of the Administrative Agent and (2) not more than 65% of the issued and outstanding Equity Interests of Interface Luxembourg (whether entitled to vote or not entitled to vote) shall be subject to a Lien in favor of the Administrative Agent and (3) upon the issuance of (x) any new Convertible Preferred Equity Certificates by Interface Luxembourg to any Domestic Loan Party on or after the Restatement Date, or (y) any new Equity Interests to any Domestic Loan Party by any Material Foreign Subsidiary that is a direct Foreign Subsidiary of a Domestic Loan Party, in each case under clauses (x) and (y), as consideration for the transfer of the Target Shareholder Loans to Interface Luxembourg or such other Foreign Subsidiary, as applicable), then the Company shall have thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after such issuance date to comply as necessary with the above requirements of this Section 7.13(a).
(b)    Personal Property. Cause all personal property (other than Excluded Property) of each Domestic Loan Party to be subject at all times to first priority and perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions and favorable opinions of counsel to such Person and, in the case of any personal property Collateral located at a premises leased by a Domestic Loan Party, the Company shall use commercially reasonable efforts to obtain such estoppel letters, consents and waivers from the landlord of such premises as may be reasonably required by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, the Loan Parties shall not be required to enter into deposit account control agreements or securities account control agreements.
(c)    Real Property. Cause the Specified Property to be subject at all times to first priority, valid and title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation and take such other actions as the Administrative Agent may reasonably request from time to time to maintain such Liens and their priority; provided that, notwithstanding anything to the contrary in the foregoing, (i) in connection with the Tax Abatement Transaction, the Loan Parties shall use commercially reasonable efforts to cause the fee ownership interest in the Specified Property to remain subject to Liens in favor of the Administrative Agent to secure the Obligations pursuant to this Section 7.13(c), (ii) in the event that the Loan Parties are unable to cause the fee ownership interest in the Specified Property to remain subject to Liens in favor of the Administrative Agent to secure the Obligations pursuant to this Section 7.13(c) in connection with the Tax Abatement Transaction, then (A) the fee ownership interest in the Specified Property shall no longer be required to be subject to Liens in favor of the Administrative Agent to secure the Obligations pursuant to this Section 7.13(c) or any other provision of any Loan Document, and the Administrative Agent shall, upon request of the Loan Parties, provide release(s) in form and substance reasonably satisfactory to the Administrative Agent with respect to the Mortgage in favor of the Administrative Agent encumbering the fee ownership interest in the Specified Property and (B) the Loan Parties shall (subject to Permitted Liens) cause the leasehold ownership interest in the Specified Property to be subject at all times to first priority, valid and title insured Liens in favor of the Administrative Agent to secure the Obligations by delivering a duly-executed Mortgage with respect to the Specified Property, and shall promptly deliver each other Real Property Security Document and (iii) within sixty (60) days (or such later date as the Administrative Agent may agree in its sole discretion) after termination or expiration of the PILOT tax abatement program established as a result of the Tax Abatement Transaction, the Loan Parties shall cause the Specified Property to be subject at all times to first priority, valid and title insured Liens in favor of the Administrative Agent to secure the Obligations (subject to Permitted Liens) by delivering a duly-executed Mortgage with respect to the Specified Property, together with each other Real Property Security Document; provided, however, that if at any time owned real property is pledged as Collateral hereunder after the Restatement Date (A) the Company shall provide at least twenty (20) days’ prior written notice to the Administrative Agent of the pledge of such real property as Collateral, (B) the Company shall provide each of the documents and determinations under clause (d) of the definition of Real Property Security Documents with respect to such real property and (C) the Administrative Agent shall not enter into, accept or record any mortgage in respect of such real property until the Administrative Agent shall have received written confirmation (which shall, for purposes hereunder, include email) from each Lender that flood insurance compliance has been completed by such Lender with respect to such real property (such written confirmation not to be unreasonably withheld or delayed).  Any increase, extension or renewal of this Agreement shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Administrative Agent and each Lender.
(d)    Tax Abatement Bonds. In connection with any Tax Abatement Transaction, at all times (i) pledge (or cause to be pledged) all bonds issued by the applicable authority and held by any Loan Party in connection with the Tax Abatement Transaction to secure the Obligations pursuant to documentation reasonably acceptable to the Administrative Agent and (ii) use commercially reasonable efforts to cause all of the rights, title and interest of the Company, or of any Domestic Subsidiary of the Company, in and to the personal property that is subject to the Tax Abatement Transaction to be subject to Liens to the extent required under Section 7.13(b); it being understood that the Administrative Agent will deliver any necessary lien releases in respect of the transfer of title of any equipment or other personal property or Specified Property from the Company or any Domestic Subsidiary to the applicable Troup County Development Authority which are to be included in the Tax Abatement Transaction to the extent necessary to carry out the Tax Abatement Transaction.
7.14    Material Contractual Obligations.
Comply with all Contractual Obligations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
7.15    Approvals and Authorizations.
With respect to all Loan Parties and Material Subsidiaries, maintain all material authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Designated Borrower is organized and existing, and all material approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.
7.16    Anti-Corruption Laws.
Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Criminal Code Act 1995 (Cth) and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.
7.17    Australian PPSA Provisions.
If and only to the extent an Australian PPSA Trigger Event has occurred and is continuing with respect to any Loan Party, then the following additional provisions set forth below in this Section 7.17 shall apply:
(a)    Exclusion of Certain Provisions. To the extent the law permits:
(i)    for the purposes of Sections 115(1) and 115(7) of the Australian PPSA:
(A)    each Finance Party with the benefit of the security interest need not comply with Sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA; and
(B)    Sections 142 and 143 of the Australian PPSA are excluded;
(ii)    for the purposes of Section 115(7) of the Australian PPSA, each Finance Party with the benefit of the security interest need not comply with Sections 132 and 137(3) of the Australian PPSA;
(iii)    each party waives its right to receive from any Finance Party any notice required under the Australian PPSA (including a notice of a verification statement); and
(iv)    if a Finance Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless the Finance Party states otherwise at the time of exercise.  However, this clause does not apply to a right, power or remedy which can only be exercised under the Australian PPSA.
This does not affect any rights a Finance Party has or would have other than by reason of the Australian PPSA and applies despite any other clause in any Loan Document.
(b)    Further Assurances. Whenever the Administrative Agent requests a Loan Party to do anything:
(i)    to ensure any Loan Document (or any security interest (as defined in the Australian PPSA) or other Lien under any Loan Document) is fully effective, enforceable and perfected with the contemplated priority;
(ii)    for more satisfactorily assuring or securing to the Finance Parties the property the subject of any such security interest or Lien in a manner consistent with the Loan Documents; or
(iii)    for aiding the exercise of any right or power in any Loan Document, the applicable Loan Party shall do it promptly at its own cost. This may include obtaining consents, signing documents, getting documents completed and signed and supplying information, delivering documents and evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any Collateral the subject of any Lien to the extent perfection may not be accomplished by filing in any applicable filing office.
(c)    Costs of Further Assurance and Undertaking. Everything a Loan Party is required to do under this Section 7.17 is at the Loan Party’s expense.  Each Loan Party agrees to pay or reimburse the costs of the Administrative Agent in connection with anything a Loan Party is required to do under this clause all reasonable out-of-pocket expenses incurred by it.
7.18    Post-Closing Covenant.
Within sixty (60) days after the Restatement Date (or such later date as the Administrative Agent may agree in its sole discretion) cause all of the Equity Interests of Nora Systems Inc., a Delaware corporation and a Subsidiary of the Target, to be transferred to a Domestic Loan Party.
Article VIII

NEGATIVE COVENANTS
As of and at all times following the Restatement Date until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
8.01    Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the Signing Date and listed on Schedule 8.01;
(c)    Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    Liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens arising in the ordinary course of business, provided that such Liens secure only amounts not overdue for more than thirty (30) days or, if overdue for more than thirty (30) days, are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves determined in accordance with GAAP have been established;
(e)    Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    Liens incurred or deposits made to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, rights-of-way, restrictions, zoning or land use violations, encroachments and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);
(i)    (A) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof and (B) Liens securing Indebtedness permitted under Section 8.03(f); provided, that such Liens do not at any time encumber property other than the property financed by such Indebtedness;
(j)    leases or subleases granted to others not interfering in any material respect with the business of the Company or any Subsidiary;
(k)    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
(l)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;
(m)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
(n)    Liens of a collection bank arising under Section 4‑210 of the UCC (or equivalent in foreign jurisdictions) on items in the course of collection;
(o)    Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;
(p)    Liens in the nature of (i) rights of setoff and rights of chargeback existing from time to time, and (ii) security deposits, reserve accounts, settlement accounts and cash collateral accounts and deposits (collectively, “Credit Card Deposit Accounts”) granted from time to time, to secure payment and performance of any obligations of the Company or any Subsidiary (including payment obligations in respect of chargebacks, fees, expenses and related amounts) owing to any credit card issuers and/or processors (collectively, “Credit Card Processors”) under and pursuant to any credit card merchant account agreements, processing agreements and similar agreements now existing or hereafter entered into in the ordinary course of business of the Company or such Subsidiary (collectively, “Credit Card Merchant Account Agreements”), provided that (A) such Liens granted in favor of such Credit Card Processors secure only the obligations of the Company or such Subsidiary under such Credit Card Merchant Account Agreements and attach only to the funds on deposit from time to time in such Credit Card Deposit Accounts and (B) the Company shall not, and shall not permit any Subsidiary to, enter into any Credit Card Merchant Account Agreements while a Default exists;
(q)    Liens which are (i) a lease of goods for a term of ninety (90) days or less; (ii) a PPS lease (as defined in the Australian PPSA); or (iii) a transfer of account or chattel paper or a commercial consignment (each as defined in the Australian PPSA);
(r)    Liens which are title retention arrangements entered into the ordinary course of the business of the Loan Party or its Subsidiary; and
(s)    other Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $30,000,000 at any time outstanding.
8.02    Investments.
Make any Investments, except:
(a)    Investments in the form of cash or Cash Equivalents;
(b)    (i) intercompany Investments outstanding on the Restatement Date and (ii) other Investments outstanding on the Restatement Date and set forth in Schedule 8.02;
(c)    Investments consisting of (i) any intercompany Indebtedness outstanding on the Restatement Date between or among Target and any Subsidiary of Target, (ii) the Target Shareholder Loans and (iii) any intercompany Indebtedness owing from Target and its Subsidiaries to the Company in an amount not exceeding the amount of third party bank indebtedness of the Target and its Subsidiaries to be paid off on the Restatement Date as part of the Transactions;
(d)    Investments (including Investments in the form of intercompany loans) made (i) by the Company, any Domestic Subsidiary or any Foreign Subsidiary in the Company or any Guarantor, (ii) by any Domestic Subsidiary that is not a Guarantor into any other Domestic Subsidiary that is not a Guarantor (subject to compliance with Section 7.12), (iii) by any Foreign Subsidiary that is not a Designated Borrower in any Designated Borrower or any other Foreign Subsidiary, (iv) by the Company, any Designated Borrower or any Domestic Subsidiary that is a Guarantor in any Domestic Subsidiary that is not a Guarantor (subject to compliance with Section 7.12) and (v) by any Designated Borrower, the Company or any Domestic Loan Party in any Foreign Subsidiary; provided that the aggregate amount of such Investments pursuant to clauses (iv) and (v), when taken together shall not exceed (A) at any time other than the Relief Period, $50,000,000 and (B) during the Relief Period, $35,000,000; provided further that no Investments pursuant to clause (iv) or (v) may be made at any time that a Default or an Event of Default has occurred and is continuing or would exist as a result of such Investment;
(e)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(f)    Guarantees permitted by Section 8.03;
(g)    Permitted Acquisitions; provided that no Permitted Acquisition shall be made during the Relief Period;
(h)    Investments made by or with respect to Pension Plans;
(i)    loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business;
(j)    Investments in respect of Secured Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;
(k)    Investments to the extent permitted under Section 8.07;
(l)    Investments in the nature of the Guarantee of obligations not constituting Indebtedness of any Person which are entered into in the ordinary course of business of the Company or any Subsidiary;
(m)    Investments in the form of partial or full payment by the Company, any Designated Borrower or any Domestic Subsidiary of any Loan (under this Agreement) of any Designated Borrower;
(n)    the Target Acquisition and Investments held by the Target or any of its Subsidiaries on the Restatement Date;
(o)    the Interface Luxembourg Pre-Closing Contribution and all other Investments among the Company and its Subsidiaries consummated on or prior to the Restatement Date to provide funds to the Company and Interface Netherlands to pay the purchase price of the Target Acquisition;
(p)    Investments consisting of the transfer of the Target Shareholder Loans from the Company to a Foreign Subsidiary;
(q)    Investments in the form of the purchase of bonds issued by the applicable Troup County Development Authority by the Company or any Domestic Subsidiary in connection with the Tax Abatement Transaction in consideration of the transfer to such development authority of the Specified Property and other personal property included in the Tax Abatement Transaction;
(r)    to the extent constituting an Investment, any of the Specified Reorganizations permitted under Section 8.05; and
(s)    other Investments in an amount not to exceed $50,000,000 in the aggregate at any time outstanding; provided no Investment pursuant to this Section 8.02(s) may be made at any time that a Default or an Event of Default has occurred and is continuing or would exist as a result of such Investment.
8.03    Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness outstanding on the Signing Date and set forth in Schedule 8.03 and any Permitted Refinancing thereof;
(c)    intercompany Indebtedness permitted under Section 8.02;
(d)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non‑defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(e)    purchase money Indebtedness (including obligations in respect of Capital Leases and Synthetic Lease Obligations) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $25,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;
(f)    Indebtedness (including any Permitted Refinancing thereof) incurred in connection with the acquisition of that certain processing, distribution and manufacturing facility located at 34 Airds Road, Minto, NSW, Australia pursuant to the terms of that certain Call Option Deed (and associated Contract for the Sale of Land) between Interface Australia and The Trust Company (Australia) Limited dated January 11, 2013, in an aggregate outstanding principal amount not to exceed $25,000,000 at any one time outstanding;
(g)    Guarantees with respect to Indebtedness permitted under this Section 8.03;
(h)    Indebtedness under the Chinese Credit Facility and any Permitted Refinancing thereof in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;
(i)    Indebtedness under the Singapore Facility and any Permitted Refinancing thereof in an aggregate amount not to exceed $5,000,000 at any one time outstanding;
(j)    Indebtedness under the Thai Facility and any Permitted Refinancing thereof in an aggregate amount not to exceed $5,000,000 at any one time outstanding;
(k)    Indebtedness under the Australian Facility and any Permitted Refinancing thereof in an aggregate amount not to exceed $5,000,000 at any one time outstanding;
(l)    Indebtedness under the European Facility and any Permitted Refinancing thereof in an aggregate amount not to exceed $20,000,000 at any one time outstanding;
(m)    Indebtedness under the German Facility and any Permitted Refinancing thereof in an aggregate amount not to exceed $10,000,000 at any one time outstanding;
(n)    Attributable Indebtedness incurred in connection with (i) the Tax Abatement Transaction, (ii) the Shelf Sale Leaseback in an aggregate amount not to exceed $5,000,000 at any time outstanding and any Permitted Refinancing thereof and (iii) any other Sale and Leaseback Transactions and any Permitted Refinancing thereof in an aggregate amount not to exceed $10,000,000 at any time outstanding;
(o)    Indebtedness consisting of contingent obligations under indemnities, guarantees and reimbursement agreements in favor of Persons issuing surety bonds, guarantees and similar undertakings issued to support performance obligations of any of the Company or any Subsidiary incurred in the ordinary course of business;
(p)    the Specified Letters of Credit (through the respective expiry date of each as set forth on Schedule 8.03);
(q)    unsecured Indebtedness that is either parity with, or subordinated to, the Obligations (“Additional Indebtedness”); provided that (i) no Event of Default shall exist at the time of, or would result from, the incurrence of, such Indebtedness; (ii) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof on a Pro Forma Basis (A) the Loan Parties would be in compliance with the Consolidated Interest Coverage Ratio set forth in Section 8.11 and (B) the Consolidated Net Leverage Ratio shall be one quarter turn (0.25) less than the Consolidated Net Leverage Ratio required, in each case, recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b), (iii) the terms of such Indebtedness do not provide for any scheduled repayment (including payment at maturity), mandatory redemption or sinking fund obligations (other than customary mandatory prepayments upon a change of control, asset sale, event of loss, unpermitted debt issuance and customary acceleration rights after an event of default) prior to the date that is 91 days after the latest Maturity Date in effect at the time of the incurrence or issuance of such Indebtedness; (iv) the covenants, events of default, guarantees and other non-economic terms of such Indebtedness are either (A) customary for similar Indebtedness in light of then-prevailing market conditions (as reasonably determined by the Company) or (B) reasonably satisfactory to the Administrative Agent, (v) any financial maintenance covenants with respect to such Indebtedness are not more restrictive to the Company and its Subsidiaries than those set forth in this Agreement; and (vi) such Indebtedness shall not be Guaranteed by any Person that is not a Domestic Loan Party (or that does not simultaneously become a Domestic Loan Party); and
(r)    other Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided that no Indebtedness may be incurred pursuant to this clause (r) at any time that a Default or an Event of Default has occurred and is continuing or would exist as a result of such incurrence of Indebtedness.
8.04    Fundamental Changes.
Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Company may merge or consolidate with any of its Subsidiaries provided that the Company is the continuing or surviving Person, (b) subject to clause (a) above, any Designated Borrower may merge or consolidate with any of its Foreign Subsidiaries provided that such Designated Borrower is the continuing or surviving Person, (c) subject to clause (b) above, any Subsidiary may merge or consolidate with any other Subsidiary provided that if a Domestic Loan Party is a party to such transaction, the continuing or surviving Person is a Domestic Loan Party, (d) subject to clause (a), (b) and (c) above, the Company or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition, (e) any Subsidiary that is not a Loan Party may merge or consolidate with another Person in connection with a Disposition permitted under Section 8.05 and (f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.
8.05    Dispositions.
Make any Disposition unless (a) such Disposition is a Disposition of certain real estate and other property located in Shelf, England pursuant to a Sale and Leaseback Transaction (the “Shelf Sale Leaseback”), provided that the fair market value of the property disposed of in the Shelf Sale Leaseback shall not exceed $5,000,000 in the aggregate, (b) such Disposition is a Disposition of certain real estate and other property and equipment located thereon in Troup County, Georgia pursuant to the Tax Abatement Transaction or (c) (i) the consideration paid in connection therewith shall be at least 75% cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.15, (iii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrowers and their Subsidiaries in all such transactions shall not exceed (x) $25,000,000 during any fiscal year and (y) $50,000,000 during the term of this Agreement; provided, that, notwithstanding anything to the contrary in this Section 8.05, (A) the Specified Nora Reorganization may be consummated at any time on or after the First Amendment Effective Date, as long as, in connection therewith the Target is merged with German Newco Sub, with German Newco Sub as the surviving Person and a Wholly Owned Subsidiary of Interface Netherlands, by no later than August 31, 2020 (or such later date as Administrative Agent may approve in its sole discretion in writing, not to exceed September 30, 2020), and (B) the Specified Intercompany Loan Contribution may be consummated at any time on or after the First Amendment Effective Date and prior to January 1, 2021, as long as (i) no Default or Event of Default then exists, and (ii) Enterprises Luxco executes and delivers to the Administrative Agent for the benefit of itself and the Lenders (1) a pledge agreement, in form and substance reasonably satisfactory to the Administrative Agent, whereby Enterprises Luxco pledges, as security for the Obligations, 100% of the outstanding shares in Interface Netherlands Investment owned by it, and (2) a customary opinion of counsel from Luxembourg counsel to Enterprises Luxco regarding due authorization, execution and enforceability of such pledge agreement and that such pledge agreement does not violate applicable Luxembourg laws, and a customary opinion of counsel from Dutch counsel to Interface Netherlands Investment that such pledge of shares does not violate applicable Dutch laws, each such opinion being in form and substance reasonably satisfactory to the Administrative Agent; provided, that the condition in the immediately preceding clause (ii) shall not apply if and to the extent that the pledge of shares of Interface Netherlands Investment pursuant to such pledge agreement would, in the reasonable judgment of Luxembourg counsel to Enterprises Luxco in consultation with Luxembourg counsel to the Administrative Agent, result in a violation of applicable Luxembourg law or, in the reasonable judgment of Dutch counsel to Interface Netherlands Investment in consultation with Dutch counsel to the Administrative Agent, result in a violation of applicable Dutch law.
8.06    Junior Payments.
Declare or make, directly or indirectly, any Junior Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)    each Subsidiary may declare and make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)    each Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;
(c)    so long as no Default then exists or would arise therefrom, the Company may make Junior Payments in an aggregate amount not to exceed:
(i)    during the Relief Period, if the Consolidated Net Leverage Ratio (determined as of the date of such Junior Payment or, with respect to dividends, the date of declaration, after giving effect to such Junior Payment on a Pro Forma Basis) is greater than or equal to 4.00:1.00, $25,000,000;
(ii)    (x) during the Relief Period, if the Consolidated Net Leverage Ratio (determined as of the date of such Junior Payment or, with respect to dividends, the date of declaration, after giving effect to such Junior Payment on a Pro Forma Basis) is less than 4.00 to 1.00 and greater than or equal to 2.00:1.00 and (y) at all times other than during the Relief Period, if the Consolidated Net Leverage Ratio (determined as of the date of such Junior Payment or, with respect to dividends, the date of declaration, after giving effect to such Junior Payment on a Pro Forma Basis) is greater than or equal to 2.00:1.00, the sum of (A) $150,000,000 plus (B) commencing with the fiscal year of the Company ending December 31, 2017, an amount equal to fifty percent (50%) of the Consolidated Net Income (excluding, for purposes of this calculation of Consolidated Net Income, to the extent deducted in the determination of such Consolidated Net Income, non-cash amortization expense resulting from the purchase accounting adjustment to the value of the inventory of the Target in connection with the Target Acquisition and any Permitted Acquisitions consummated after the Signing Date) in each fiscal year of the Company plus (C) any unutilized portion of the amount set forth in clause (ii)(B) from any preceding fiscal year of the Company, commencing with the fiscal year of the Company ending December 31, 2017, on a cumulative basis plus (D) aggregate net cash proceeds received by the Company either (1) as capital contributions to the Company after the Signing Date from any Person (other than a Subsidiary) or (2) from the issuance or sale of Equity Interests (excluding redeemable Equity Interests) of the Company to any Person (other than to a Subsidiary) after the Signing Date; and
(iii)    at any time, during or after the Relief Period, if the Consolidated Net Leverage Ratio (determined as of the date of such Junior Payment or, with respect to dividends, the date of declaration, after giving effect to such Junior Payment on a Pro Forma Basis) is less than 2.00:1.00, the aggregate amount of such Junior Payments shall be unlimited;
(d)    so long as no Default then exists or would arise therefrom, the Company may purchase, redeem, defease, acquire or retire Equity Interests (including cash settlements of equity awards) of the Company from current or former directors, officers or employees of the Company or any of its Subsidiaries in connection with awards, the vesting of awards or the exercise of awards under any of the Company’s stock plans approved by its Board of Directors; provided that, the aggregate amount of Equity Interests purchased, redeemed, defeased, acquired or retired pursuant to this clause (d) in any fiscal year of the Company shall not exceed $10,000,000 in the aggregate;
(e)    Investments by IOH in the Luxembourg Borrower in the form of common Equity Interests received by IOH and allocated share premium (paid in capital) resulting from the Specified Equity Conversion;
(f)    any Restricted Payment payable to the Company or any Subsidiary in connection with (i) the sale by Nora Systems GmbH of its shares in Nora Systems, Inc., a Delaware corporation, to the Target, and the subsequent sale by the Target of its shares in Nora Systems, Inc., a Delaware corporation, to the Company, and (ii) any other Restricted Payment made to the Company or any Subsidiary in connection with any intercompany sale or transfer of Equity Interests that is permitted under Section 8.05; and
(g)    any Junior Debt Payment may be made to the extent (i) such Junior Debt Payment is made pursuant to customary mandatory prepayments as contemplated by clause (iii) of Section 8.03(q) and required in accordance with the terms of the instruments governing the applicable Additional Indebtedness, (ii) made with the proceeds of any other Additional Indebtedness or any issuance of Equity Interests, (iii) such payment is in respect of regularly scheduled interest payments on any Additional Indebtedness so long as no Default exists at the time of such payment (it being understood that if any Default that was the basis for suspending such regularly scheduled payments in the first instance no longer exists, then such prior suspended payments of regularly scheduled interest may be made (i.e. “catch-up” is allowed) so long as no new Default exists at the time of payment thereof), or (iv) payments of non-cash (i.e. “pay-in-kind”) interest in respect of any Additional Indebtedness.
8.07    Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the Signing Date or any business substantially related or incidental thereto, except that the Company and its Subsidiaries may engage in businesses that are different from the lines of business conducted by the Company and its Subsidiaries on the Signing Date provided that any Investments made, funds expended or financial support provided by the Company and/or its Subsidiaries in connection with such alternative lines of business shall not exceed $20,000,000 in the aggregate at any time outstanding.
8.08    Transactions with Affiliates.
Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal and reasonable compensation and reimbursement of expenses of employees, officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions which are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms‑length transaction with a Person other than an Affiliate.
8.09    Burdensome Agreements.
Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)‑(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Subsidiary, (6) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 8.03 but solely to the extent (A) any negative pledge relates to the property financed by or the subject of such Indebtedness or expressly permits Liens for the benefit of the Administrative Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis or (B) such holder or an agent or representative thereof is or becomes party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, (7) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (8) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (9) restrictions on dividends to the extent provided in the Existing CPEC Authorization and similar restrictions on dividends to the extent provided in the New CPEC Authorization or in any issuance document relating to any new Equity Interests issued to any Domestic Loan Party by any Foreign Subsidiary as consideration for the transfer of the Target Shareholder Loans to Interface Luxembourg or such Foreign Subsidiary, as applicable, (10) customary restrictions and conditions in any document, agreement or instrument governing or relating to any Additional Indebtedness, provided such terms satisfy the requirements set forth in Section 8.03(q), and (11) restrictions on dividends, distributions or stock buybacks in respect of the shares of any Dutch Subsidiaries of the Company to the extent necessary as a condition to any such Dutch Subsidiary’s participating in and qualifying to receive benefits under the Dutch furlough/relief program known as Tweede tijdelijke noodmaatregel overbrugging voor behoud van werkgelegenheid / the 2.0 Temporary Emergency Bridging Measure to Maintain Employment (the “Dutch Program”); provided that such restrictions shall only be permitted under this Section 8.09(a)(11) until the earlier of (A) November 31, 2021 and (B) with respect to any such Dutch Subsidiary, the date on which such restriction on dividends, distributions and stock buybacks ceases to apply as a result of the termination of participation in the Dutch Program by such Dutch Subsidiary, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations, except in the case of Permitted Liens.
8.10    Use of Proceeds.
Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.11    Financial Covenants.
(a)    Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Company, commencing with the first fiscal quarter ending after the Restatement Date, to be greater than the ratio set forth below:

Fiscal Quarter ending	Permitted Consolidated Net Leverage Ratio
September 30, 2018	4.50:1.00
December 30, 2018	4.50:1.00
March 31, 2019	4.50:1.00
June 30, 2019	4.50:1.00
September 29, 2019	4.25:1.00
December 29, 2019	4.25:1.00
April 5, 2020	4.25:1.00
July 5, 2020	4.25:1.00
October 4, 2020	5.25:1.00
January 3, 2021	5.75:1.00
April 4, 2021	5.75:1.00
July 4, 2021	5.50:1.00
October 3, 2021	5.25:1.00
January 2, 2022	5.00:1.00
April 3, 2022	4.50:1.00
July 3, 2022 and each fiscal quarter thereafter	4.00:1.00

provided that if the cash consideration (including any Indebtedness of the Person or property acquired in such Acquisition that is not repaid substantially concurrent with the consummation of such Acquisition and any Indebtedness repayable in cash issued by the Company or any Subsidiary to the seller as non-contingent consideration for such Acquisition but excluding any contingent deferred purchase price obligations) payable in connection with any Permitted Acquisition consummated after the Signing Date exceeds $200,000,000 and the Company delivers written notice to the Administrative Agent concurrent with or prior to the date the Company delivers the Compliance Certificate for the fiscal quarter in which such Permitted Acquisition occurs electing to implement the Leverage Increase Period, then the maximum Consolidated Net Leverage Ratio permitted by this Section 8.11(a) for the fiscal quarter in which such Permitted Acquisition occurs and each of the following three fiscal quarters of the Company (each a “Leverage Increase Period”) shall be automatically increased to 4.50:1.00. Following the expiration of a Leverage Increase Period, the maximum Consolidated Net Leverage Ratio shall be automatically decreased to the level otherwise required by this Section 8.11(a). The Company may elect no more than two (2) Leverage Increase Periods during the term of this Agreement and there shall be at least two fiscal quarter ends between elections of a Leverage Increase Period.
(b)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company, commencing with the first fiscal quarter ending after the Restatement Date, to be less than 2.25:1.00.
8.12    Amendments to Additional Indebtedness.
Amend or modify any Additional Indebtedness if after giving effect to such amendment or modification the terms of such Additional Indebtedness would not satisfy the requirements of Section 8.03(q).
8.13    Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.
(a)    Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.
(b)    Change its fiscal year.
(c)    In the case of any Loan Party or Material Subsidiary, without providing ten (10) days’ prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree), change its name, state of formation or form of organization.
8.14    Ownership of Subsidiaries.
Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Borrower or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries, or (b) permit the Company or any Subsidiary to issue or have outstanding any shares of preferred Equity Interests with mandatory redemption rights that can be exercised prior to the date that is one hundred and eighty (180) days after the Maturity Date.
8.15    Sale Leasebacks.
Enter into any Sale and Leaseback Transaction other than (a) to the extent permitted under Section 8.03(m) and (b) to the extent constituting a Sale and Leaseback Transaction, the Tax Abatement Transaction.
8.16    Sanctions.
Directly or indirectly, use the proceeds of any Credit Extension or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions. Notwithstanding the foregoing, this Section 8.16 does not prohibit the direct or indirect use of the proceeds of any Credit Extension in a manner that is permissible under the Sanctions.
8.17    Anti-Corruption Laws.
Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Criminal Code Act 1995 (Cth) or other similar anti-corruption legislation in other jurisdictions.
Article IX

EVENTS OF DEFAULT AND REMEDIES
9.01    Events of Default.
The occurrence of any of the following on or after the Restatement Date shall constitute an “Event of Default”:
(a)    Non-Payment. Any Loan Party fails to pay in the required currency (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants.
(i)    Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01 or 7.02 and such failure continues for five (5) days; or
(ii)    Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.05(a), 7.10 or 7.11 or Article VIII; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) the date on which a Responsible Officer of any Loan Party or any Material Subsidiary becomes aware of such failure or (ii) written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading (other than a representation or warranty qualified by materiality or a Material Adverse Effect, which representation and warranty shall not be incorrect or misleading in any respect) when made or deemed made; or
(e)    Cross-Default. (i) Any Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after giving effect to any applicable grace period) in respect of any Material Indebtedness; (ii) the Company or any Subsidiary fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than $20,000,000; or
(f)    Insolvency Proceedings, Etc. (i) Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, including any Luxembourg Insolvency Event in respect of any Luxembourg Loan Party or any material part of its assets, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator or similar officer for it or for all or any material part of its property; or any receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law (including any Luxembourg Insolvency Event in respect of any Luxembourg Loan Party or any material part of its assets) relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding or (ii) an Australian Insolvency Event occurs with respect to any Australian Borrower or any Material Subsidiary incorporated in Australia (including, in each case, in respect of any trust of which an Australian Borrower or Material Subsidiary (as applicable) is a trustee); or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(h)    Judgments. There is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of one or more Loan Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) one or more Loan Parties or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created thereby; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
9.02    Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;
(c)    require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or at equity;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
9.03    Application of Funds.
After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including actual and reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including actual and reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of (a) that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, (b) accrued and unpaid interest and fees under the Singapore Facility, (c) accrued and unpaid interest and fees under the Thai Facility, (d) accrued and unpaid interest and fees under the Australian Facility, (e) accrued and unpaid interest and fees under the European Facility, (f) accrued and unpaid interest and fees under the German Facility and (g) accrued and unpaid interest and fees under the Chinese Credit Facility, ratably among the Lenders, the L/C Issuer, Bank of America (Singapore Branch) (or its Affiliates), Bank of America (Thailand Branch) (or its Affiliates), Bank of America (Australian Branch) (or its Affiliates) and Bank of America Merrill Lynch International Limited (or its Affiliates) in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of Obligations then owing under any Secured Hedge Agreements, (c) payment of Obligations then owing under any Secured Cash Management Agreements, (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, (e) payment of the unpaid principal of the Singapore Facility, (f) payment of the unpaid principal amount of the Thai Facility, (g) payment of the unpaid principal amount of the Australian Facility, (h) payment of the unpaid principal amount of the European Facility, (i) payment of the unpaid principal amount of the German Facility and (j) payment of the unpaid principal amount of the Chinese Credit Facility; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.
Article X

ADMINISTRATIVE AGENT
10.01    Appointment and Authority.
Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Banks and potential Cash Management Banks) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
10.02    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03    Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
10.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
10.07    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08    No Other Duties; Etc.
Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
10.09    Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
10.10    Collateral and Guaranty Matters.
Without limiting the provisions of Section 10.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or any Recovery Event or (iii) as approved in accordance with Section 11.01;
(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and
(c)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
10.11    Secured Cash Management Agreements and Secured Hedge Agreements.
No Cash Management Bank or Hedge Bank that obtains the benefit of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of the Facility Termination Date.
10.12    Appointment of Company.
Each of the Loan Parties hereby appoints the Company to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Company may execute such documents and provide such authorizations on behalf of such Loan Parties as the Company deems appropriate in its sole discretion and, subject to the limitations in Section 2.16(c) with respect to any Designated Borrower, each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Company shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Company on behalf of each of the Loan Parties.
10.13    ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (i) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Article XI

MISCELLANEOUS
11.01    Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that
(a)    no such amendment, waiver or consent shall:
(i)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default is not considered an extension or increase in Commitments of any Lender);
(ii)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;
(iii)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(iv)    change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(v)    change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender;
(vi)    release all or substantially all of the Collateral without the written consent of each Lender, other than any release of Collateral by the Administrative Agent on real property and personal property that is subject to the Tax Abatement Transaction;
(vii)    release the Company (from its obligations as a Borrower or as a Guarantor hereunder) without the consent of each Lender or any Designated Borrower without the consent of each Lender except in connection with the termination of a Designated Borrower’s status as such under Section 2.16, or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender except to the extent such release is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone);
(viii)    amend Section 1.08, the Lender consent requirement of Section 2.16(b) or the definition of “Alternative Currency”, “LIBOR Quoted Currency” or “Non-LIBOR Quoted Currency” without the written consent of each Lender directly affected thereby;
(ix)    change Section 2.06 in a manner that would alter the application of the reduction of Commitments set forth therein without the written consent of each Lender affected thereby;

(b)    unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;
(c)    unless also signed by the Swing Line Lenders, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lenders under this Agreement; and
(d)    unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;
provided, however, that notwithstanding anything to the contrary herein, (i) any Fee Letter and any Auto Borrow Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitments of such Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.
Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the L/C Issuer, the Borrowers and the Lenders affected thereby to amend the definition of “Alternative Currency”, “LIBOR Quoted Currency”, “Non-LIBOR Quoted Currency” or “Eurocurrency Rate” solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.08.
Notwithstanding any provision herein to the contrary the Administrative Agent and the Company may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
11.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Loan Party, the Administrative Agent, the L/C Issuer or any Swing Line Lender, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)    if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or e-mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail address and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lenders, the L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or any other Information through the Internet or any telecommunications, electronic or other information transmission systems.
(d)    Change of Address, Etc. Each Loan Party, the Administrative Agent, the L/C Issuer and each Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number or e-mail address for notices and other communications hereunder by notice to each Loan Party, the Administrative Agent, the L/C Issuer and each Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Notices of Loan Prepayment, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and actual fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out‑of‑pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the actual and reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and actual out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any Subsidiary, or any Environmental Liability related in any way to the Company or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, any Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, such Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposures of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or any Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or any Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05    Payments Set Aside.
To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto assigned, except that this clause (ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Multicurrency Revolving Commitment (and the related Multicurrency Revolving Loans thereunder) and its Term Loan Commitments and the outstanding amount of its Term Loans on a non-pro rata basis;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) a Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of the L/C Issuer and the Swing Line Lenders (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Multicurrency Revolving Loans and Multicurrency Revolving Commitments.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (which, in any event, shall not be payable or reimbursed by the Company or any of its Subsidiaries); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or any Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and reasonable expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other Governmental Authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Multicurrency Revolving Commitment and Multicurrency Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
(g)    Luxembourg. Each Luxembourg Loan Party hereby expressly accepts, agrees and confirms, and each other party hereto hereby expressly agrees, for the purpose of article 1278 et s. and 1281 of the Luxembourg Civil Code, that upon the assignment, transfer and/or novation by a Lender all or any of its rights or obligations under the Loan Documents, any security and guarantees created under the Loan Documents (including under any Collateral Document) shall be preserved for the benefit of any assignee or transferee.
11.07    Treatment of Certain Information; Confidentiality.
(a)    Treatment of Confidential Information. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below) and not to use it for any purpose other than in connection with the credit facilities established hereunder, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and not to use it except as provided herein), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.19 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or any Subsidiary of any Borrower, which source is not, to the actual knowledge of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, known to be prohibited from disclosing such Information to such Person by a contractual, legal or fiduciary obligation to the Company, the Administrative Agent, any Lender or the L/C Issuer. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
(b)    Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
11.08    Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12    Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the applicable Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13    Replacement of Lenders.
If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Company shall have paid (or caused the applicable Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (or the applicable Designated Borrower) (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
11.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF GEORGIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.
(b)    SUBMISSION TO JURISDICTION. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF GEORGIA SITTING IN FULTON COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH GEORGIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent any Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.17    Electronic Execution of Assignments and Certain Other Documents.
This Agreement and any other Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement and any other Loan Document (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Company agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on the Company to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Company enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this Section 11.17 may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Company without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.
11.18    Subordination of Intercompany Indebtedness.
Each Loan Party (a “Subordinating Loan Party”) agrees that the payment of all obligations and indebtedness, whether principal, interest, fees and other amounts and whether now owing or hereafter arising, owing to such Subordinating Loan Party by any other Loan Party is expressly subordinated to the payment in full in cash of the Obligations. If the Administrative Agent so requests after the occurrence and during the continuance of any Default, any such obligation or indebtedness shall be enforced and performance received by the Subordinating Loan Party as trustee for the holders of the Obligations and the proceeds thereof shall be paid over to the holders of the Obligations on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement or any other Loan Document. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to any such obligations and indebtedness, provided that in the event that any Loan Party receives any payment of any such obligations and indebtedness at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.
11.19    USA PATRIOT Act Notice.
Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
11.20    Judgment Currency.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).
11.21    Certain Representations of the Arranger and the Lenders.
(a)    Each Australian Borrower represents and warrants as of the Restatement Date that (i) each potential offeree who received an invitation to become a Lender under this Agreement (as disclosed to it by BofA Securities, Inc.) is not known or suspected by any Australian Borrower to be an Offshore Associate of that Australian Borrower or an Associate of any of the other invitees, and (ii) it will immediately advise BofA Securities, Inc. if the potential offerees (disclosed to it by BofA Securities, Inc.) are known or suspected by it to be an Offshore Associate of any Australian Borrower or are known to be an Associate of any other such offeree.
(b)    Each Lender which is an original signatory hereto as at the Signing Date as a result of accepting an invitation by the Arrangers hereby represents and warrants to the Australian Borrowers that (i) at the time it received such invitation it was carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets and (ii) it is not an Offshore Associate of any Australian Borrower.
(c)    Each Lender agrees to provide and cause any Arranger that is an Affiliate of such Lender to provide to the Australian Borrowers, upon the reasonable request of any Australian Borrower (and at the cost of the requesting Australian Borrower), factual information about such Lender or such Arranger, as applicable, or take such other action as any Australian Borrower reasonably requires, as such Australian Borrower considers reasonably necessary to demonstrate that the exemption from Australian Withholding Tax under section 128F of the Income Tax Assessment Act 1936 of the Commonwealth of Australia has been complied with in relation to this Agreement other than where to do so would, in the opinion of such Lender, involve a breach of law, regulation or duty of confidentiality owed to any person.
11.22    Amendment and Restatement.
The parties hereto agree that, on the Restatement Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Facility Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement, (b) the Collateral Documents (giving effect to any amendments thereto) and the Liens created thereunder in favor of Bank of America as Administrative Agent and securing the Obligations (as defined in the Existing Facility Agreement), shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed, (c) all Obligations (as defined in the Existing Facility Agreement) under the Existing Facility Agreement shall be deemed to be Obligations outstanding hereunder and this Agreement shall not constitute a novation of such Obligations or any of the rights, duties and obligations of the parties hereunder and (d) all references in the other Loan Documents to the Existing Facility Agreement shall be deemed to refer without further amendment to this Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Facility Agreement made under and in accordance with the terms of Section 11.01 of the Existing Facility Agreement.
11.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.24    Acknowledgement Regarding any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[END]

CHAR1\1736032v7